Exhibit 11

EXECUTION VERSION

ShangPharma Parent Limited

c/o Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Attention: Michael Xin Hui / Ronald Cami

21 December 2012

Dear Sirs,

Project Scientist – Commitment Letter

You have informed Standard Chartered Bank (Hong Kong) Limited (“we”, “us”, “our”, “Arranger” or “Underwriter”) that ShangPharma Parent Limited (the “Company”), an exempted company, newly incorporated with limited liability under the laws of the Cayman Islands that is directly wholly-owned by ShangPharma Holdings Limited (the “Parent”), an exempted company, newly incorporated with limited liability under the laws of the Cayman Islands formed at the direction of TPG Capital Management, L.P. and/or funds managed, advised and/or controlled by it or its affiliates (collectively, the “Sponsor”) and Michael Xin Hui (the “Founder”) (together with his Associates (the “Founder Group”)), intends to acquire (directly or indirectly) 100% of the shares of ShangPharma Corporation (the “Target”) and its subsidiaries (together with the Target, the “Target Group”) (the “Acquisition”) pursuant to the Merger Agreement by way of a merger of ShangPharma Merger Sub Limited (the “Merger Sub”), an exempted company, newly incorporated with limited liability under the laws of the Cayman Islands that is a direct wholly-owned subsidiary of the Company, with and into the Target, whereupon Merger Sub shall cease to exist and the Target shall be the surviving entity after the Merger between those two entities. The Parent has asked us to agree to arrange and underwrite funding in support of the Acquisition.

You have also informed us that the initial equity capital of the Parent will be 100% owned and/or controlled, directly, by the Sponsor and the Founder Group and, prior to or upon completion of the Acquisition, the Sponsor, the Founder Group and the other Rollover Shareholders (as such term is defined in the Merger Agreement) (collectively, the “Equity Investors”) will directly or indirectly contribute an amount of cash and/or rollover equity, in the form of ordinary shares of Target that the Equity Investors own prior to the Closing Date, directly or indirectly into Parent, which will in turn be contributed directly or indirectly to the Company in the form of ordinary shares.

In this letter (the “Commitment Letter”), terms defined in the Term Sheet (as defined below) will have the same meaning when used herein unless otherwise defined.

1.	FINANCING COMMITMENT

We are pleased to confirm our commitment to arrange and underwrite (save as mentioned below) the financings (the “Financing”) required, inter alia, to complete the Acquisition, namely (a) a senior amortising term loan facility in an aggregate amount of US$25,000,000 (“Facility A”); (b) a senior term loan facility in an aggregate amount of US$15,000,000 (“Facility B”, together with Facility A, the “Term Facilities”, each a “Term Facility”); (c) a senior offshore revolving credit facility in an aggregate amount of US$4,000,000 (the “Offshore Revolving Facility”), and together with the Term Facilities, the “Offshore Facilities”); and (d) an uncommitted onshore senior secured revolving credit facility in an aggregate amount of US$5,000,000 (the “Onshore Revolving Facility”, and together with the Offshore Facilities, the “Facilities”).

The Facilities will be arranged, underwritten (other than the Onshore Revolving Facility) and made available to the Company on the terms set out in the term sheet dated 21 December 2012 (the “Term Sheet”) and attached hereto as Exhibit A, which shall be read in conjunction with this Commitment Letter and the Fee Letter (as defined below) (together the “Commitment Documents”). The Acquisition, the Merger and the Financing are collectively referred to as the “Transaction”.

2.	ARRANGING AND UNDERWRITING

2.1	Mandate and Engagement

The Arranger is hereby engaged and mandated as the exclusive mandated lead arranger of the Financing and the Underwriter is hereby engaged and mandated as the exclusive underwriter (other than the Onshore Revolving Facility) of the Financing.

During the period commencing on the date of this Commitment Letter and ending on the date falling on the earlier of (a) the Termination Date (as defined below) and (b) the termination of our mandate by the Company or us in accordance with paragraph 6.10 (Acceptance and Termination) below, the Company agrees not to (and to procure that none of its affiliates shall) appoint any other institution in connection with the arranging or underwriting of the Financing or any financing of the Acquisition or award any institution any fees, title or role in connection with the Financing without the prior written consent of the Arranger.

2.2	The Offer

We are pleased to confirm to the Company our agreement to act as the mandated lead arranger of the Financing and to underwrite 100% of the Financing and each of the Facilities (other than the Onshore Revolving Facility).

3.	CONDITIONS

We confirm that our credit committee has given its final approval to the Financing.

Our commitment to arrange and underwrite the Offshore Facilities is subject to the terms and conditions outlined in the Commitment Documents and to the execution and delivery of agreed definitive documentation (including an offshore facilities agreement (the “Offshore Facilities Agreement”) to document the Offshore Facilities) (following negotiation by the parties in good faith) which shall reflect the terms and conditions set out in the Commitment Documents and otherwise be on terms and conditions customary for global sponsor backed financings of a nature similar to the Transaction in the Hong Kong syndicated loan market, as modified by mutual agreement to take into account the business and specific circumstances of the Target Group, the Acquisition and the Merger.

Our commitment to arrange the Onshore Revolving Facility is subject to the terms and conditions outlined in the Commitment Documents and to the execution and delivery of agreed definitive documentation (including an onshore facility agreement (the “Onshore Facility Agreement”) to document the Onshore Revolving Facility) (following negotiation by the parties in good faith) which shall reflect the terms and conditions set out in the Commitment Documents and otherwise be on terms and conditions customary for global sponsor backed financings of a nature similar to the Transaction in the Hong Kong syndicated loan market, as modified by mutual agreement to take into account the business and specific circumstances of the Target Group, the Acquisition and the Merger (the Offshore Facilities Agreement and the Onshore Facility Agreement, collectively, the “Financing Documentation”).

2

The parties to this letter agree to use their best efforts and to allocate sufficient resources and personnel to ensure that the Offshore Facilities Agreement is negotiated, agreed and signed as soon as possible after the date of this Commitment Letter and, in any event, prior to 31 March 2013.

4.	FEES

In consideration for the Arranger’s agreement hereunder to arrange and the Underwriter’s commitment to underwrite, and the Arranger’s efforts in connection with the structuring of the Financing, the Company agrees to pay (or cause to be paid) in cash to the Arranger the fees in accordance with and as set out in the fee letter between the Arranger and the Company dated on or about the date hereof (the “Fee Letter”), it being acknowledged that no fees shall be payable if the Acquisition does not occur (with the exception of the fees specified in sub-paragraphs (a) and (c) of paragraph 3 of the Fee Letter).

5.	INFORMATION

We have conducted an internal review of the business of the Target Group and of its capacity to raise indebtedness. In that respect, we have based our analysis on the following due diligence reports in connection with the Target Group which we have received, reviewed and are satisfied with:

(a)	the commercial due diligence report prepared by Bain & Co and dated 3 September 2012;

(b)	the financial, accounting and tax due diligence report prepared by Deloitte & Touche Financial Advisory Services Limited and dated 12 October 2012;

(c)	the legal due diligence report prepared by Fangda Partners and dated 4 October 2012; and

(d)	the legal due diligence report prepared by Ropes & Gray and dated 4 October 2012.

We therefore confirm that the relevant conditions precedent in the Financing Documentation will be satisfied by the delivery of those reports or, if the above versions of those reports are in draft form, the final versions of those reports unless they differ from these versions in any manner that is reasonably likely to be materially adverse to the interests of the Lenders under the Financing Documentation.

We have also received, reviewed and are satisfied with the forms of the Base Case Model, the Original Financial Statements and the draft of the Structure Memorandum dated 6 December 2012 provided to us.

Finally, we have also received and reviewed a copy of the draft form of the Merger Agreement dated 30 November 2012 provided to us, and our commitment is subject to the receipt of a copy of the Merger Agreement signed by all the parties thereto substantially in the form seen by us save for any amendments that are not reasonably likely to be materially adverse to the interests of the Lenders under the Financing Documentation.

6.	MISCELLANEOUS

6.1	Indemnity

In consideration of the commitment set out in the Commitment Documents, the Company agrees to:

(a)	pay the costs and expenses of the Arranger in accordance with the “Pricing, Fees, Costs and Expenses” section in the Term Sheet; and

3

(b)	(whether or not the Facilities Agreements are signed) indemnify and hold harmless the Arranger, the Underwriter and each director, officer, employee, agent and each other person, if any, controlling the Arranger or the Underwriter, and any of the affiliates thereof (each an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be reasonably incurred by or asserted against or involve any such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter or the extension of the Financing contemplated by this Commitment Letter, or in any way arising from any use or intended use of this Commitment Letter or the proceeds of the Financing or other activities of the Arranger or the Underwriter as contemplated by this Commitment Letter, and to reimburse each indemnified person for any reasonably incurred legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not the Arranger, the Underwriter or one of their respective affiliates or any such other indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that the Company shall not have to indemnify any indemnified person against any loss, claim, liability or action to the extent that the same is found in a final non-appealable judgment by a court of a competent jurisdiction to have resulted from the gross negligence, wilful misconduct of, or breach of any term of the Commitment Documents or Financing Documentation by, such indemnified person and provided that the indemnified persons together shall instruct only one legal counsel in any one jurisdiction at any one time (unless it is determined they have a conflict as between themselves).

The indemnity in this paragraph 6.1 will be superseded by equivalent indemnities in the Financing Documentation once signed.

The Arranger is an independent contractor under the Commitment Documents and any other documentation arising from the Facilities and will not assume the responsibilities of a fiduciary or trustee to the Company in connection with the services provided. Nothing in any agreement between the Company and the Arranger will constitute a partnership or agency. The Arranger shall not be liable for any consequential, indirect, incidental, punitive or special damages of any nature in connection with this Commitment Letter or otherwise.

6.2	Confidentiality

The Commitment Documents and the contents of the same are confidential and shall not be disclosed to any person without the prior approval (which shall not be unreasonably withheld or delayed) of the Arranger and the Company other than (a) as required by law or court order or to comply with the rules or request of any governmental or regulatory body or any applicable stock exchange, (b) to the Target Group and the current direct or indirect owners and management of the Target Group and their respective directors, officers, employees, investors and advisors on a confidential and need-to-know basis, (c) to the Sponsor’s, the Parent’s, the Company’s and Merger Sub’s respective directors, officers, employees, investors and advisors on a confidential and need-to-know basis and (d) to the Arranger’s and the Underwriter’s affiliates and their respective directors, officers, employees, investors, agents and advisors on a confidential and need-to-know basis. The Commitment Documents (subject to paragraph 6.1 (Indemnity)) are issued for the benefit only of the parties to this Commitment Letter and no other person or entity may rely hereon.

6.3	No announcement

The Company and we agree not to make any public announcements in relation to the Financing without the prior approval of the other (such approval not to be unreasonably withheld or delayed) provided that we and the Company may without any requirement for approval make such public announcements as may be required by law or by any applicable governmental or other regulatory authority or any applicable stock exchange.

4

6.4	Right to conduct business with other companies

The Company acknowledges that the Arranger and any of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Sponsor, the Parent, the Company, Merger Sub or the Target Group and any of their affiliates may have conflicting interests regarding the transaction described herein and otherwise, and by signing this letter you are consenting to any financial or other services being provided to such third parties. We will not use confidential information obtained from the Sponsor, the Parent, the Company, Merger Sub, the Target Group or any of their respective affiliates, by virtue of the transaction contemplated by this Commitment Letter in connection with the performance by us of services for other companies and we will not furnish any such information to such other companies. The Arranger and its affiliates will not have any duty to disclose to the Company or utilise for the Company’s benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. The Company acknowledges, however, that the Arranger will be free to disclose information in any manner as required by law, regulation, government, regulatory authority or stock exchange or other applicable judicial or governmental order, including, without limitation, any disclosure that the Arranger may be required to make pursuant to internal risk control procedures in connection with the Financing.

6.5	Assignment

No party may assign or transfer rights or obligations under this Commitment Letter without the consent of the other party.

6.6	Delegation

We may delegate any or all of our rights or obligations under this letter to any of our respective subsidiaries or any of our affiliates (each a “Delegate”) and may designate any Delegate as responsible for the performance of any of its appointed functions under this letter.

6.7	Inside Information

We undertake that we will take the necessary measures to ensure that every person (who is our director, officer, employee and/or agent) who has access to inside information relating directly or indirectly to the Sponsor, the Parent, the Company or Merger Sub (as applicable) acknowledges the legal and regulatory duties arising from having inside information and is aware of the sanctions attaching to the misuse or improper circulation of such information. We confirm that we will provide a list of such persons to the Sponsor, the Parent, the Company or Merger Sub (as applicable) as soon as reasonably practicable upon the Sponsor’s, the Parent’s, the Company’s or Merger Sub’s (as applicable) written request in the event that the Sponsor, the Parent, the Company or Merger Sub (as applicable) requires the list to comply with a request from any relevant governmental or regulatory authority.

6.8	Governing law

This Commitment Letter and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law. Any dispute arising in connection with this Commitment Letter shall be subject to the non-exclusive jurisdiction of the courts of England and Wales to which the Company irrevocably submits for our benefit.

6.9	Agent for the Service of Process

For the benefit of the Arranger and the Underwriter, the Company irrevocably appoints TPG Capital, LLP (with notices to be marked for the attention of TPG Capital Management, L.P. C/O TPG Capital, LLP, 2nd Floor, Stirling Square, 5-7 Carlton Gardens, London, SW1Y 5AD, UK) as its agent for service of process.

6.10	Acceptance and Termination

The offer in the Commitment Documents will cease to be effective on 31 March 2013 (the “Termination Date”), unless the Offshore Facilities Agreement is entered into on or before that date. The Merger Agreement shall be entered into on or before the Offshore Signing Date.

5

The Arranger and the Underwriter may terminate the offer in this letter to arrange and underwrite the Financing by notice in writing if the Company is in breach of any material terms of this Commitment Letter.

The Company may terminate the mandate in this Commitment Letter by five business days notice in writing following a material breach by us of a provision of the Commitment Documents or if we require material changes to the terms and conditions of the Financing which the Company is unwilling to accept.

Please sign and return the attached copy of the Commitment Documents to Tristan Tan / Antoine Paycha at Standard Chartered Bank (Hong Kong) Limited (fax no: +852 2820 3680 or e-mail: Tristan.Tan@sc.com or Antoine.Paycha@sc.com) no later than 6.00 p.m. (Hong Kong time) on Monday, 24 December 2012, failing which the obligations of the Arranger and the Underwriter under this Commitment Letter shall automatically terminate at such time. This Commitment Letter may be signed in counterparts which taken together shall constitute one agreement.

Notwithstanding any termination of this Commitment Letter pursuant to this section or otherwise, paragraphs 6.1 (Indemnity), 6.2 (Confidentiality), 6.3 (No announcement), 6.8 (Governing law) and 6.10 (Acceptance and Termination) contained herein shall remain in full force and effect.

6.11	Third Parties

Subject to paragraph 6.1 (Indemnity), no person other than the parties to this Commitment Letter and their respective affiliates shall have any rights under it nor shall it be enforceable by any person other than the parties to it and their respective affiliates.

6.12	Entire Agreement

The provisions of this letter supersede all previous versions of this letter signed by the Arranger and the Underwriter, and comprise the entire agreement between the Company and us in respect of the matters referred to in the Commitment Documents.

6

Yours sincerely,

Arranger and Underwriter

For and on behalf of

STANDARD CHARTERED BANK (HONG KONG) LIMITED
by:

/s/ Amit Tanna
Name: Amit Tanna
Title: Regional Head, Leveraged Finance NEA

Project Scientist – Commitment Letter

Accepted and agreed:

For and on behalf of

SHANGPHARMA PARENT LIMITED
by:

/s/ Michael Xin Hui
Name:	Michael Xin Hui
Title:	Director

Date:

/s/ Ronald Cami
Name:	Ronald Cami
Title:	Director

Date:	December 21, 2012

Project Scientist – Commitment Letter

STRICTLY PRIVATE AND CONFIDENTIAL

EXHIBIT A

PROJECT SCIENTIST TERM SHEET

STRICTLY PRIVATE AND CONFIDENTIAL

PROJECT SCIENTIST

Term Sheet for Offshore Facilities and Onshore Revolving Facility

A.	PARTIES

1.	Sponsor:	TPG Capital Management, L.P. and/or funds managed, advised and/or controlled by it or its affiliates.

2.	Founder:	Michael Xin Hui (together with his Associates, the “Founder Group”).

3.	Parent:	ShangPharma Holdings Limited, a newly incorporated exempted company with limited liability established under the laws of the Cayman Islands that shall act as the holding company of the Company and will (a) initially be directly wholly-owned by the Sponsor and the Founder Group and (b) from the Closing Date be directly wholly-owned by the Sponsor, the Founder Group and/or the other Rollover Holders (as defined in the Merger Agreement) (together the “Equity Investors”).

4.	Company:	ShangPharma Parent Limited, a newly incorporated exempted company with limited liability established under the laws of the Cayman Islands that is directly wholly-owned by the Parent, will directly or indirectly acquire the Target (the “Acquisition”) through the merger (the “Merger”) of Merger Sub with and into the Target with the Target as the surviving entity after the Merger. The Company shall act as the holding company of Merger Sub and (after the Merger) the Target Group.

5.	Merger Sub:	ShangPharma Merger Sub Limited, a newly incorporated exempted company with limited liability established under the laws of the Cayman Islands that is directly wholly-owned by the Company, to merge with and into the Target pursuant to an agreement and plan of merger (including the schedules and exhibits thereto) (as amended and/or restated from time to time, the “Merger Agreement”), whereupon Merger Sub shall cease to exist and the Target shall be the surviving entity after the proposed Merger.

6.	Target:	ShangPharma Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands listed on the New York Stock Exchange (Ticker: SHP US) with its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Target”, and together with its subsidiaries, the “Target Group”).

7.	Borrowers:	The Facility A Borrower, the Facility B Borrower, the Offshore Revolving Facility Borrowers and the Onshore Revolving Facility Borrower (each a “Borrower” under the relevant Facilities, and each Borrower party to the Offshore Facilities Agreement on the Offshore Signing Date and the Onshore Facility Agreement on the date of signing the Onshore Facility Agreement (the “Onshore Signing Date”), each an “Original Offshore Borrower” and “Original Onshore Borrower” respectively).

8.	Guarantors:	On or before the Closing Date, the Company and the Merger Sub (each an “Original Offshore Guarantor”, together with each Original Offshore Borrower, each an “Original Offshore Obligor”. As soon as reasonably practicable but in any event on or before the date falling 30 days after the Closing Date, the Target (being the surviving entity after the completion of the Merger with Merger Sub) and each Offshore Group Member shall accede as a Guarantor to the Offshore Facilities Agreement, subject to the Agreed Security Principles. Any future Offshore Group Member that is a Material Company shall also accede as a Guarantor to the Offshore Facilities Agreement, subject to the Agreed Security Principles. Only Chengdu ChemPartner Co., Ltd. (“Chengdu ChemPartner”) shall be required to provide a guarantee in respect of the Onshore Facility Agreement (the “Original Onshore Guarantor”, together with the Original Onshore Borrower, each an “Original Onshore Obligor”, and together with each Original Offshore Obligor, each an “Original Obligor”).

9.	Material Company:	(a) The Company, (b) each other Obligor (other than ChemPartner USA and ChemPartner Europe, for so long as they do not fall under paragraph (c) below) and (c) any other Group Member which has EBITDA representing 5% or more of the consolidated EBITDA of the Group or which has gross assets or revenue representing 5% or more of the consolidated gross assets or turnover of the Group (calculated on the basis of the latest annual audited financial statements, if not available or required by law, such other appropriate financial statements) (including any holding company of such company).

10.	Obligors:	The Borrowers and the Guarantors (each an “Obligor”).

11.	Group:	The Company and its subsidiaries, including, from the date of completion of the Acquisition (the “Closing Date”), each member of the Target Group (each a “Group Member”).

12.	Offshore Group:	Each Group Member established or formed outside of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan) (“PRC”) (each an “Offshore Group Member”).

13.	Onshore Group:	Each Group member established in the PRC (each an “Onshore Group Member”).

14.	Associate:	In respect of the Founder (a) his spouse or (b) any child or step-child, natural or adopted, under the age of 18 years of such individual or of his spouse (together with (a) above, the “family interests”); or (c) the trustees, acting in their capacity as such trustees, of any trust of which he or any of his family interests are the principal beneficiary or, in the case of a discretionary trust, is (to his knowledge) a discretionary object).

15.	Arranger:	Standard Chartered Bank (Hong Kong) Limited.

16.	Underwriter:	Standard Chartered Bank (Hong Kong) Limited.

17.	Offshore Lenders:	The Underwriter and any bank, financial institution or trust or other entity in each case which is regularly engaged in or established for the making of or purchasing or investing in loans that becomes a Lender in accordance with paragraph 23 (Assignments and Transfers by Lenders) of Section G (Other Terms) of this Term Sheet in respect of the Offshore Facilities Agreement.

18.	Onshore Lenders:	The Underwriter and any bank, financial institution or trust or other entity in each case which is regularly engaged in or established for the making of or purchasing or investing in loans that becomes a Lender in accordance with paragraph 23 (Assignments and Transfers by Lenders) of Section G (Other Terms) of this Term Sheet in respect of the Onshore Facility Agreement (together with the Offshore Lenders, the “Lenders”).

19.	Offshore Facility Agent and Offshore Security Agent:	Standard Chartered Bank (Hong Kong) Limited.

20.	Onshore Facility Agent and Onshore Security Agent:	Standard Chartered Bank (China) Limited (the Onshore Facility Agent together with the Offshore Facility Agent, being the “Facility Agents” and each a “Facility Agent”, and the Onshore Security Agent together with the Offshore Security Agent, being the “Security Agents” and each a “Security Agent”).

21.	Offshore Issuing Bank:	Standard Chartered Bank (Hong Kong) Limited.

22.	Onshore Issuing Bank:	Standard Chartered Bank (China) Limited (together with the Offshore Issuing Bank, the “Issuing Banks” and each an “Issuing Bank”).

23.	Offshore Finance Parties:	The Lenders under the Offshore Facilities Agreement, the Offshore Issuing Bank, the Offshore Facility Agent, the Arranger, the Offshore Security Agent and the Hedging Counterparties.

24.	Onshore Finance Parties:	The Lenders under the Onshore Facility Agreement, the Onshore Issuing Bank, the Onshore Facility Agent, the Arranger and the Onshore Security Agent (together with the Offshore Finance Parties, the “Finance Parties”).

B.	FACILITY A

1.	Facility:	Senior amortising term loan facility (“Facility A”) available by way of one single cash advance (the “Facility A Loan”).

2.	Amount:	US$25,000,000.

3.	Facility A Borrower:	The Company.

4.	Ranking:	Senior indebtedness guaranteed and secured in accordance with the terms of this Term Sheet and ranking pari passu with the other Offshore Facilities.

5.	Facility A Termination Date:	Three years from the Closing Date.

6.	Purpose:	To finance (directly or indirectly):

(a) the purchase price (including any payments in respect of any Vested Company RSUs and Company Options (each as defined in the Merger Agreement)) payable in connection with the Acquisition; and

(b) the payment of fees, costs and expenses incurred in connection with the Acquisition and/or the Transaction Documents.

7.	Availability Period:	The period commencing on the date of signing of the Offshore Facilities Agreement (the “Offshore Signing Date”) to and including the date falling on the earlier of (a) the Closing Date and (b) the last day of the Certain Funds Period.

8.	Repayment:	Facility A shall be repaid in semi-annual instalments in accordance with the repayment schedule below:

Facility A Repayment Date (no. of months after the Closing Date)	Facility A Repayment Instalment (percentage)
12	20%
18	20%
24	20%
30	20%
Facility A Termination Date	20%

C.	FACILITY B

1.	Facility:	Senior term loan facility (“Facility B”, together with Facility A, the “Term Facilities”) available by way of one single cash advance (the “Facility B Loan”, together with the Facility A Loan, the “Term Loans” and each a “Term Loan”).

2.	Amount:	US$15,000,000.

3.	Facility B Borrower:	As for Facility A.

4.	Ranking:	As for Facility A.

5.	Facility B Termination Date:	Six months from the Closing Date.

6.	Purpose:	As for Facility A.

7.	Availability Period:	As for Facility A.

8.	Repayment:	In one amount in full on the Facility B Termination Date.

D.	OFFSHORE REVOLVING CREDIT FACILITY

1.	Offshore Revolving Credit Facility:	Senior offshore revolving credit facility (including a swingline facility) (the “Offshore Revolving Facility”, together with the Term Facilities, the “Offshore Facilities”).

2.	Utilisation:	The Offshore Revolving Facility may be utilised by way of drawing of loans (each an “Offshore Revolving Loan”, together with the Term Loans, the “Offshore Loans”) and issuance of Offshore Letters of Credit.

3.	Amount:	US$4,000,000.

4.	Currencies:	USD or such other currency approved by the Lenders in respect of the Offshore Revolving Facility.

5.	Offshore Revolving Facility Borrowers:	The Company, the Merger Sub, the Target, China Gateway Life Science (Holdings) Limited and ChemExplorer Company Limited. Additional Offshore Group Members may accede as an Offshore Revolving Facility Borrower after the Closing Date and no consent from the Offshore Lenders will be required if the relevant Offshore Group Member is incorporated in Hong Kong (or in certain other jurisdictions to be agreed between the Offshore Lenders and the Company) or in the same jurisdiction as an existing Offshore Revolving Facility Borrower. Consent of the Offshore Lenders (in the facility to which the subsidiary is to accede as an Offshore Revolving Facility Borrower) will otherwise be required.

6.	Ranking:	As for Facility A.

7.	Offshore Revolving Facility Termination Date:	Three years from the Closing Date.

8.	Purpose:	The general corporate and working capital purposes of the Offshore Group including the refinancing of amounts outstanding under existing working capital facilities of the Offshore Group (if any).

9.	Availability Period:	On a fully revolving basis from and including the Closing Date (subject to the Term Facilities being drawn and the Facility B Loan having been repaid in full) until the date falling one month prior to the Offshore Revolving Facility Termination Date (the “Offshore Revolving Facility Availability Period”). Any amount undrawn at the end of the Offshore Revolving Facility Availability Period will be cancelled.

10.	Repayment:	Each Offshore Revolving Loan shall be repaid on the last day of its Interest Period.

11.	Clean down:	Offshore Revolving Loans and any cash loans covered by an Offshore Letter of Credit or guarantee issued under the Offshore Revolving Facility less cash or cash equivalents held (other than in mandatory prepayment accounts or in the DSRA) by Offshore Group Members, shall not exceed zero for a period of not less than five successive business days in each financial year of the Company. Not less than three months shall elapse between such periods. On a date no later than five business days after the end of each financial year, the Company shall provide the Offshore Facility Agent with a certificate confirming that such clean-down has been completed.

12.	Offshore Letters of Credit:	Each Offshore Letter of Credit will be:

(a) issued in favour of a bank or any other beneficiary in each case approved by the Offshore Issuing Bank (acting reasonably); and

(b)     for any period requested by the Target ending on or before the date falling 12 months after the Offshore Revolving Facility Termination Date. On the Offshore Revolving Facility Termination Date, the relevant Offshore Revolving Facility Borrower will cash collateralise any outstanding Offshore Letters of Credit. Upon that cash collateral being provided, the other Offshore Lenders under the Offshore Revolving Facility will be released from their indemnities to the Offshore Issuing Bank.

E.	UNCOMMITTED AND ON DEMAND ONSHORE REVOLVING CREDIT FACILITY

1.	Onshore Revolving Credit Facility:	Senior uncommitted and on demand onshore revolving credit facility (the “Onshore Revolving Facility”, together with (a) the Offshore Revolving Facility, the “Revolving Facilities” and each a “Revolving Facility” and (b) the Offshore Facilities, the “Facilities” and each a “Facility”).

2.	Utilisation:	The Onshore Revolving Facility may be utilised by way of drawing of loans (each an “Onshore Revolving Loan”, together with the Offshore Loans, the “Loans”) and issuance of Onshore Letters of Credit.

3.	Amount:	US$5,000,000.

4.	Currencies:	RMB and USD and any other currencies approved by the Lenders in respect of the Onshore Revolving Facility.

5.	Onshore Revolving Facility Borrower:	Shanghai ChemPartner Co. Ltd..

6.	Ranking:	Secured in accordance with the terms of this Term Sheet.

7.	Onshore Revolving Facility Termination Date:	Three years from the Closing Date.

8.	Purpose:	The general corporate and working capital purposes of the Onshore Revolving Facility Borrower including the refinancing of amounts outstanding under existing working capital facilities of the Onshore Revolving Facility Borrower (if any).

9.	Availability Period:	On a fully revolving basis from and including the Closing Date (and subject to the Term Facilities being drawn) until the date falling one month prior to the Onshore Revolving Facility Termination Date (the “Onshore Revolving Facility Availability Period”). Any amount undrawn at the end of the Onshore Revolving Facility Availability Period will be cancelled.

10.	Repayment:	Each Onshore Revolving Loan shall be repaid on the last day of its Interest Period or at any time on demand of the Onshore Lenders under the Onshore Revolving Facility.

11.	Clean down:	Onshore Revolving Loans and any cash loans covered by an Onshore Letter of Credit or guarantee issued under the Onshore Revolving Facility less cash or cash equivalents held (other than in mandatory prepayment accounts or the PRC Accounts pursuant to paragraph 12(ff)(i) of Section G of this Term Sheet) by Onshore Group Members, shall not exceed zero for a period of not less than five successive business days in each financial year of the Company. Not less than three months shall elapse between such periods. On a date no later than five business days after the end of each financial year, the Company shall provide the Onshore Facility Agent with a certificate confirming that such clean-down has been completed.

12.	Onshore Letters of Credit:	Each Onshore Letter of Credit (together with the Offshore Letter of Credit, the “Letters of Credit” and each a “Letter of Credit”) will be:

(a) issued in favour of a bank or any other beneficiary in each case approved by the Onshore Issuing Bank (acting reasonably); and

(b)     for any period requested by the Onshore Revolving Facility Borrower ending on or before the date falling 12 months after the Onshore Revolving Facility Termination Date. On the Onshore Revolving Facility Termination Date, the Onshore Revolving Facility Borrower will cash collateralise any outstanding Onshore Letters of Credit. Upon that cash collateral being provided, the other Onshore Lenders under the Onshore Revolving Facility will be released from their indemnities to the Onshore Issuing Bank.

F.	PRICING, FEES, COSTS AND EXPENSES

1.	Fees, costs and expenses:	Unless otherwise agreed, and subject to paragraph 3 (No Completion, No Fee) of this Section F (Pricing, Fees, Costs and Expenses), all legal fees (including applicable taxes) up to an agreed cap and security interests perfection and registration costs (including applicable taxes) reasonably incurred in connection with the negotiation, preparation, registration of the Finance Documents shall be paid by the Company or the Merger Sub promptly after the Closing Date.

The Company and the Merger Sub shall not be required to pay any fees, costs or expenses incurred in connection with an assignment or transfer by a Lender of any of its rights, benefits or obligations under the Finance Documents.

2.	Commitment Fee:	A commitment fee of 1% per annum is payable on the unused and uncancelled amount of (a) the Offshore Revolving Facility from the Closing Date and (b) the Term Facilities from the business day falling immediately after the date falling 90 days after the Offshore Signing Date, in each case until the last day of the Availability Period applicable to the relevant Offshore Facility. Accrued commitment fee is payable quarterly in arrears during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Offshore Facilities at the time a cancellation is effective.

3.	No Completion, No Fee:	No Arrangement, Commitment or other fees, costs and expenses (other than reasonably incurred legal fees subject to an agreed cap) are payable unless and until the Closing Date and utilisation of the Term Facilities occur.

4.	Margin:	(a)	Facility A:	4.25% per annum;

		(b)	Facility B:	First three months after the Closing Date: 2.00% per annum; and At anytime thereafter: 4.25% per annum.

		(c)	Offshore Revolving Facility:	4.25% per annum; and

		(d)	Onshore Revolving Facility:	Onshore Revolving Loans drawn in a currency other than RMB – 4.25% per annum.

5.	Interest Periods for Loans:	In respect of any Loan (including any Revolving Loan), one, two, three or six months, in each case selected in advance by the Company or such other period as the Company and the Lenders under the relevant Facilities shall agree.

6.	Interest on Loans:	Offshore Facilities Agreement: The aggregate of the applicable:

		(a)	Margin; and

		(b)	LIBOR for US$ and other currencies set by reference to the Reuters screen (or any equivalent successor or replacement of such page or service displaying the appropriate interbank rate for US dollars or the relevant currency for the relevant interest periods) or, if not available, on the basis of rates provided by agreed reference banks.

Onshore Facility Agreement: Onshore Revolving Loans drawn in:

		(a)	RMB, rate of interest is the percentage rate per annum equal to 115% of the PBOC rate in effect from time to time; and

		(b)	any other currency, the interest is equal to the aggregate of:

(i) Margin; and

(ii)       LIBOR for such currency set by reference to the Reuters screen (or any equivalent successor or replacement of such page or service displaying the appropriate interbank rate for such currency for the relevant interest periods) or, if not available, on the basis of rates provided by agreed reference banks.

Default interest under the Facilities Agreements shall accrue on overdue amounts at a rate of two per cent. per annum plus the otherwise applicable interest on such overdue amounts, payable on demand.

7.	Payment of Interest on Loans:	Interest is payable on the last day of each Interest Period (and, in the case of Interest Periods of longer than six months, on the dates falling at six-monthly intervals after the first day of such Interest Period).

8.	Letter of Credit Fee:	An amount equal to a rate per annum to be agreed on the contingent liability of each Offshore Lender under any Offshore Letter of Credit and each Onshore Lender under any Onshore Letter of Credit payable quarterly in arrear (or such shorter period ending on the relevant expiry date to the extent such Letter of Credit is not discharged), with any amount payable (if any) in respect of a Letter of Credit that is cash collateralised to be agreed.

9.	Issuing Bank Fee:	0.125% per annum on the amount (other than the relevant Issuing Bank’s share in its capacity as an Offshore Lender or an Onshore Lender (as the case may be)) on the undischarged drawn exposure on an Offshore Letter of Credit or Onshore Letter of Credit (as the case may be) issued by the relevant Issuing Bank which is counter-indemnified by other Offshore Lenders and Onshore Lenders which are not affiliates of the relevant Issuing Bank payable at the same times and on the same basis as the Letter of Credit Fee, with any amount payable (if any) in respect of a Letter of Credit that is cash collateralised to be agreed.

G.	OTHER TERMS

1.	Documentation:

The Offshore Facilities will be made available under an offshore facilities agreement (the “Offshore Facilities Agreement”) and the Onshore Revolving Facility will be made available under an onshore facility agreement (the “Onshore Facility Agreement”, together with the Offshore Facilities Agreement, the “Facilities Agreements”) based on the latest Loan Market Association leveraged senior multicurrency term and revolving agreement (the “LMA Precedent”) but with reference to recent precedents in the Hong Kong syndicated loan market for global sponsor backed financings of a nature similar to the Transaction and reflecting the provisions of this Term Sheet.

The Facilities Agreements and the security documents to be entered into in connection therewith and all ancillary documentation entered into in connection with the Facilities Agreements will, in respect of the Offshore Facilities Agreement, be the “Offshore Finance Documents” and, in respect of the Onshore Facility Agreement, be the “Onshore Finance Documents”, and collectively, the “Finance Documents”.

The initial draft of the Offshore Facilities Agreement and Onshore Facility Agreement will be prepared by the Sponsor’s counsel.

The Finance Documents will reflect all of the provisions set out in this Term Sheet. All parties will negotiate the Finance Documents in good faith.

2.	Agreed Security Principles:	As set out in Schedule 2 (Agreed Security Principles).

3.	Transaction Security:	Offshore Facilities Agreement:

		On or before the Closing Date:	(a) first priority security from the Parent over the shares in the Company and any intercompany loan(s) from the Parent to the Company and (b) first priority security from the Company over the shares in the Merger Sub, the future shares of the Target that it will own after the Closing Date (with the share certificates and ancillary documents relating thereto being delivered within five business days of the Closing Date) and such other security over all other assets of the Company.

		Post-Closing:	To the extent consistent with the Agreed Security Principles, each Guarantor must grant security over substantially all of its assets not later than 30 days after the Closing Date, except in relation to the security being granted over the Equity Interests of the Onshore Group Members, the relevant Guarantor shall grant security over such Equity Interests by no later than the date falling six months after the Closing Date, provided that (A) if the relevant Guarantor has taken all steps reasonably required to grant security over the relevant Equity Interests, (B) the relevant Guarantor is able to demonstrate that the non-completion of this requirement within the specified period was due to delays, acts or omissions by the relevant governmental authority (and not delays by the relevant Guarantor) and (C) the relevant security can reasonably be expected to be granted and perfected within the next 30 days, up to an additional 30 days in the aggregate shall be granted to the relevant Guarantor to complete this requirement.

Onshore Facility Agreement:

		On or before the Closing Date:	None.

		Post-Closing:	See sub-paragraph (ff)(iii) of paragraph 12 (General Covenants) of Section G of this Term Sheet.

4.	Initial Conditions Precedent:	As set out in Schedule 1 (Conditions precedent to initial utilisation). To be in form and substance satisfactory to the Offshore Facility Agent and Onshore Facility Agent except to the extent confirmed by the Lender as having been satisfied under the terms of the Commitment Documents.

5.	Conditions Precedent to each utilisation:	In addition to the initial conditions precedent set out above but subject to the Certain Funds provisions described below, the following conditions will apply to any drawdown (other than an advance or issuance of a Letter of Credit under the Revolving Facilities which is to be used to (a) repay or refinance a matching advance, (b) to replace a maturing matching Letter of Credit or (c) fund an indemnity or reimbursement payment in respect of a matching demand made under a letter of credit (a “Rollover Advance”)):

(i) that no Event of Default or Default is outstanding or would occur as a result of the drawdown; and

(ii)       that the representations and warranties that are stipulated as being repeated on that drawdown date are true and accurate in all material respects by reference to the facts and circumstances then subsisting and will remain true and accurate in all material respects after the drawdown.

Rollover Advances shall be permitted unless (a) a demand for immediate repayment of (in respect of the Offshore Facilities Agreement) all of the Offshore Facilities or (in respect of the Onshore Facility Agreement) all of the Onshore Revolving Facility, in accordance with the relevant Finance Documents, has been made and not withdrawn or otherwise ceased to have effect, (b) any written notice of acceleration has been given to the relevant Obligor or any other formal steps to enforce any transaction security have being taken and/or (c) an Event of Default is continuing pursuant to an insolvency or insolvency proceedings.

6.	Certain Funds:	From the Offshore Signing Date, until the date falling on the earlier of (a) the Closing Date and (b) the date falling six months after the date of the Merger Agreement (the “Certain Funds Period”), in relation to any Offshore Loan under the Term Facilities (a “Certain Funds Utilisation”), the Offshore Finance Parties shall not be entitled to refuse to make available a Certain Funds Utilisation or waive or cancel any commitment in respect of the Certain Funds Utilisations, exercise any right of rescission, cancellation, termination or similar right or remedy which it may have in relation to the Offshore Facilities Agreement or any Certain Funds Utilisation or accelerate repayment of any Certain Funds Utilisation or exercise any right of set-off or counterclaim in relation to any Certain Funds Utilisation or take any action or make or enforce any claim in respect of any Offshore Finance Document which would directly or indirectly prevent any Certain Funds Utilisation that would otherwise be permitted from being made unless:

(a) the documentary conditions precedent set out in Schedule 1 (Conditions precedent to initial utilisation) have not been satisfied or waived by the Offshore Facility Agent;

(b) any Major Representation (as defined below) is incorrect in any material respect or will be incorrect in any material respect immediately after that Certain Funds Utilisation is made;

(c) any Major Default (as defined below) is outstanding or would result from the making of that Certain Funds Utilisation;

(d) it is unlawful for that Offshore Finance Party to perform any of its obligations under the Offshore Finance Documents; or

(e) a Change of Control has occurred.

“Major Representation” means a representation with respect to the Parent, the Company and Merger Sub only under any of sub-paragraphs (a) to (e) inclusive as set out in paragraph 9 (Representations) of Section G of this Term Sheet.

“Major Event of Default” means with respect to the Parent, the Company and the Merger Sub only, any Event of Default under any of sub-paragraphs (a), (c) (insofar as it relates to a breach of any of sub-paragraphs (f), (h), (i), (j), (k), (l), (m), (o), (q), (r), (s) or (t) of paragraph 12 (General Covenants) of Section G of this Term Sheet), (d) (insofar as it relates to a breach of any Major Representation), (f), (g) or (j) of paragraph 13 (Events of Default) of Section G of this Term Sheet.

7.	Prepayment and Cancellation:	(a) Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations under the Finance Documents or to fund, issue or maintain its participation in any loan then such Lender’s commitment shall be cancelled to the extent necessary to comply with applicable laws and its share of the Loans shall be prepaid or transferred at par to another person.

An Issuing Bank shall not be required to issue any Letter of Credit and the Company shall procure that each relevant outstanding Letter of Credit issued by that Issuing Bank is released or cash collateralised to the extent necessary to comply with applicable laws.

(b) Mandatory cancellation

The commitments of each Lender under each Term Facility will be automatically cancelled on the date falling on the earlier of (a) the Closing Date, (b) the termination of the Merger Agreement and (c) at the close of business on the last day of the relevant Availability Period, to the extent undrawn on such dates. Each Revolving Facility will be automatically cancelled if the Availability Period for the Term Facilities expires without all or any part of such Facilities being drawn.

(c) Voluntary Cancellation

The Company may, without premium or penalty, on not less than three business days’ prior notice, cancel the whole or any part (being a minimum of US$1,000,000 and an integral multiple of US$500,000 (or their equivalent in other currencies) under the Offshore Facilities Agreement) of an available facility

The Company may, without premium or penalty, with the prior written consent of the Onshore Facility Agent, on not less than three business days’ prior notice, cancel the whole or any part (being a minimum of (in respect of RMB) RMB2,000,000 and an integral multiple of RMB1,000,000 and (in respect of US dollars and other currencies) US$500,000 and an integral multiple of US$500,000 (or their equivalent in other currencies) under the Onshore Facility Agreement) of an available facility, provided that the Onshore Revolving Facility Borrower shall be permitted to cancel the Onshore Revolving Facility without the consent of the Onshore Facility Agent if:

(i)      the Offshore Loans have been repaid or prepaid in full (and no commitments are outstanding under the Offshore Facilities);

(ii)     any Offshore Facility is cancelled, in whole or in part, by the Offshore Lenders;

(iii)    the Onshore Lenders refuse to make an advance under the Onshore Facility Agreement in accordance with the terms thereof;

(iv)    the Offshore Lenders have taken action under the clause of the Offshore Facilities Agreement titled “acceleration” provided that all amounts due and owing under the Offshore Facilities Agreement have been repaid in full;

(v)     the Onshore Lenders demand payment of all or part of the Onshore Loans provided that all amounts due and owing under the Onshore Facilities Agreement have been repaid in full; or

(vi)    the Majority Lenders under the Offshore Facilities Agreement give their prior written consent,

and any security granted pursuant to the Onshore Revolving Facility shall be terminated and released by the Onshore Facility Agent.

(d) Voluntary Prepayment

Loans may be prepaid in whole or in part (being a minimum of (i) US$1,000,000 and an integral multiple of US$500,000 (or their equivalent in other currencies) under the Offshore Facilities Agreement and (ii) (in respect of RMB) RMB2,000,000 and an integral multiple of RMB1,000,000 and (in respect of US dollars and other currencies) US$500,000 and an integral multiple of US$500,000 (or their equivalent in other currencies) under the Onshore Facility Agreement) on five business days’ prior notice without penalty but subject to break costs (excluding the Margin) if the prepayment is not made on the last day of an Interest Period. The Company may apply voluntary prepayments against any Term Facility and any repayment instalments and in such manner as the Company directs.

The Company shall be allowed to specify conditional voluntary prepayments provided that it indemnifies the Lenders against broken funding costs (excluding Margin) should such voluntary prepayments not occur.

(e) Increased Costs, Tax Gross-Up and Tax Indemnity

The Company may cancel the commitment of and prepay any Lender that makes a claim under these provisions or require that commitment be transferred at par to another person.

The Company may prepay any outstanding Letter of Credit issued by, and cancel the appointment of, any Issuing Bank that makes a claim under these provisions (together with any Lender to which sub-paragraph (a) above applies, the “Affected Parties” and each an “Affected Party”).

Unless the relevant Majority Lenders agree otherwise, the prepayments described in sub-paragraphs (f) to (j) below will be mandatory prepayments of the Facilities.

(f) Mandatory Prepayment – Change of Control or Sale

Upon a Change of Control or a Sale, all Facilities shall be repaid and cancelled.

Change of Control means:

(i)      the Sponsor and the Founder Group (taken together) cease directly or indirectly to have the power to appoint or remove the majority of the directors of the Parent;

(ii)     at any time prior to an initial public offering of shares in any Group Member or any direct or indirect holding company the principal purpose of which is to hold the Company (an “IPO”):

(A)    the Founder Group ceasing to control, directly or indirectly, at least 50.1% of (1) the ordinary issued share capital of the Parent on a fully diluted and non diluted basis and (2) the nominal value of the debt instruments or loans issued by the Parent unless the Sponsor and/or the Founder Group and/or the Approved Investors and/or their affiliates (taken together) control, directly or indirectly, at least 50.1% of (1) the ordinary issued share capital of the Parent on a fully diluted and non diluted basis and (2) the nominal value of the debt instruments or loans issued by the Parent and provided that the Approved Investor is not directly or indirectly, the largest ordinary shareholder of the Parent;

(B)    the Sponsor and/or the Approved Investors and/or their affiliates (taken together) ceasing to control, directly or indirectly, at least 15% of (1) the ordinary issued share capital of the Parent on a fully diluted and non diluted basis and (2) the nominal value of the debt instruments or loans issued by the Parent; or

(C)    the Sponsor ceases to have the right to appoint at least one director to the board of directors of the Parent; or

(iii)   at any time after an IPO, the Sponsor and/or the Founder Group (taken together) ceasing to (A) control, directly or indirectly, at least 30% of (1) the ordinary issued share capital of the Parent on a fully diluted and non diluted basis and (2) the nominal value of the debt instruments or loans issued by the Parent or any person or (B) be directly or indirectly, the largest ordinary shareholder of the Parent.

“Approved Investors” means (a) any company engaged in the pharmaceutical, biotechnology and/or contract research outsourcing industry, and which had total consolidated net income or consolidated revenues for its most recent audited financial year at least equal to that of the Group, (b) any company which is invested in the business of healthcare or PRC healthcare business, which is listed on an internationally recognized stock exchange and has a market capitalisation in excess of US$350,000,000, or (c) a reputable private equity investor or other financial institution which in each case has significant relevant industry experience and has assets under its management, or advises (on a long-term and formal basis) funds which have assets under their management, equal to or exceeding US$1,000,000,000.

“Sale” means a sale of all or substantially all of the assets of the Group to a person who is not a Group Member.

(g) Mandatory Prepayment – IPO

100% of the net proceeds received in cash by any Group Member, the Parent or any holding company of the Parent of any IPO that does not constitute a Change of Control shall be applied in prepayment of the Facilities as set out in paragraph 8 (Application of Prepayment Proceeds) of Section G of this Term Sheet.

(h) Mandatory Prepayment – Disposals

100% of the net sale proceeds received in cash of all disposals pursuant to paragraphs (b), (f), (g), (j), (l), (m) or (n) of the definition of Permitted Disposal, in excess of US$1,000,000 (or its equivalent in other currencies) per financial year (less reasonable expenses and taxes incurred or reserved (including without limitation reasonable relocation and restructuring costs), deferred consideration (until such time as such consideration is received), amounts to be repaid to the entity disposed of in respect of intra-Group indebtedness permitted under the Facilities Agreements, provisions for liabilities reserved directly or indirectly in connection with such disposals and third party debt secured on the assets disposed of) to third parties shall be applied in prepayment of the Facilities as set out in paragraph 8 (Application of Prepayment Proceeds) of Section G of this Term Sheet to the extent that those proceeds are not reinvested in the business of the Group within 12 months of the date on which those proceeds were received (or committed to be so reinvested within such 12 month period and actually reinvested within 6 months of the end of such period). Net proceeds of less than US$175,000 for any asset shall be excluded from this provision.

(i) Mandatory Prepayment – Insurance, Acquisition Documents and Reports

From cash proceeds (in excess of US$175,000 (or its equivalent in other currencies) per claim) received from:

(i)      insurance claims (excluding those under business interruption, loss of profit and third party insurance policies and those of less than US$1,000,000 (or its equivalent in other currencies) per financial year of the Company);

(ii)     claims under the Acquisition Documents; and

(iii) claims against the providers of the Reports excluding those of less than US$1,000,000 (or its equivalent in other currencies) per claim),

in each case net of tax, costs and expenses (including, without limitation, reasonable relocation and restructuring costs) incurred in connection with those claims or the underlying loss or damage, and to the extent not applied in rectifying the loss incurred, or to meet a third party claim or to cover certain operating losses to which they relate or to the extent not reinvested (or committed to be reinvested) in the business of the Group within 12 months of the date on which those proceeds were received (or if committed to be reinvested, within such 12 month period and actually reinvested within 6 months of the end of such period).

To the extent that any Report is addressed to a person who is not a party to the Finance Documents, the Company shall procure that such person or person(s) (including the Equity Investors) who have rights in relation to the Reports will enter into a report recoveries letter (the “Report Recoveries Letter”) where they will agree to turn over recoveries under such Reports and certain limitations on conduct of such claims against the relevant Report provider.

(j) Mandatory Prepayment – Excess Cashflow

For the financial year of the Company commencing on 1 January 2013, an amount equal to 50% of Excess Cashflow, and each financial year thereafter, an amount equal to the Applicable Percentage of Excess Cashflow set out in the table below, from which any voluntary prepayments made during that financial year and a de-minimis amount of US$750,000 will be deducted, shall be applied in prepayment of the Facilities as set out in paragraph 8 (Application of Prepayment Proceeds) of Section G of this Term Sheet on the last day of the first Interest Period ending 15 business days after the date on which the audited financial statements of the year in relation to which the prepayments are due are delivered.

Leverage Ratio for the most recent financial year (before taking into account the Excess Cashflow prepayment)	Applicable Percentage
Greater than 1.75:1	50%

Greater than 1.50:1 but equal to or less than 1.75:1	25%

Equal to or less than 1.50:1	0%

(k) General

All mandatory prepayments referred to above (excluding mandatory prepayments arising as a result of a Change of Control, Sale or IPO) are subject to permissibility under local law (e.g. financial assistance, corporate benefit, restrictions on upstreaming of cash and the restrictions or potential civil or criminal liability implied by fiduciary or statutory duties of the directors of the relevant Group Members). Further, there will be no requirement to make any prepayment where there is a material tax or other cost to the Group of making such payment (except in relation to the payment of Excess Cashflow insofar as it relates to the payment of withholding tax from any Onshore Group Member). The Company will undertake to use commercially reasonable endeavours to overcome any such restrictions and/or minimise any such costs of prepayment. If at any time such restrictions are removed, any relevant prepayment will be made.

There will be no requirement to pay prepayments into a charged account during any permitted reinvestment period or where the amounts are not required to be applied in prepayment as set out above (either because they are excluded or form the Group’s share of cash when an applicable percentage applies) but prepayments may be paid into a charged account and applied in prepayment as set out above at the end of the then current interest period so as to avoid breakage costs. Amounts not applied in prepayment as a consequence of the provisions above shall be available for the general corporate and working capital purposes of the Group, may be applied in prepayment of any of the Facilities or may be used to fund a Permitted Distribution.

Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs (which will exclude Margin), without premium or penalty.

In the case of a Loan under a Facility (other than the Revolving Facilities), any amount prepaid may not be redrawn.

8.	Application of Prepayment Proceeds:	All voluntary prepayment proceeds may be applied against any Offshore Facility (and against any repayment instalments under a particular Offshore Facility) as the Company may select.

Mandatory prepayments proceeds will be applied in the following order:

(a) first pro rata against Facility A advances (and pro rata against outstanding repayment instalments);

(b) then pro rata against all Facility B advances; (c) then in cancellation of available commitments under the Offshore Revolving Facility and the Onshore Revolving Facility pro rata; and

(d)     then in prepayment of outstandings under the Offshore Revolving Facility and the Onshore Revolving Facility pro rata (so that Offshore Revolving Facility Loans shall be prepaid before outstanding Offshore Letters of Credit and Onshore Revolving Facility Loans shall be prepaid before outstanding Onshore Letters of Credit) and cancellation of the corresponding commitments under the Offshore Revolving Facilities and Onshore Revolving Facility.

Mandatory prepayments in respect of each Facility shall be applied against each Loan made under that Facility as the Company elects.

9.	Representations:	To be given by each Obligor (subject to exceptions, qualifications (including materiality and Material Adverse Effect), grace periods, legal reservations and perfection requirements, baskets and thresholds to be agreed):

(a) status;

(b) binding obligations;

(c) non-conflict with other obligations;

(d) power and authority;

(e) validity and admissibility in evidence;

(f) governing law and enforcement;

(g) no insolvency;

(h) no filing or stamp taxes;

(i) no deduction of tax;

(j) no Event of Default;

(k) no misleading information:

(i)      the Company, after due and careful review and enquiries, represents and warrants that so far as it is aware, the factual information contained in the Reports and the Structure Memorandum taken as a whole was true and accurate in all material respects as at the date provided to the Lenders or (as applicable) the relevant Report and Structure Memorandum provider;

(ii)     the financial projections contained in the agreed Base Case Model have been prepared on the basis of recent historical information and on the basis of assumptions that in the opinion of the Company, were reasonable at the time they were made; and

(iii)   the Company, after due and careful review and enquiries, represents and warrants that so far as it is aware, no information has been withheld from the provider of any Report or Structure Memorandum which might reasonably be expected to have a material effect on the contents of the Report or Structure Memorandum;

(l) financial statements;

(m) no proceedings pending or threatened;

(n) no breach of laws;

(o) environmental laws;

(p) taxation;

(q) security and financial indebtedness;

(r) ranking;

(s) good title to assets;

(t) legal and beneficial ownership;

(u) shares;

(v) group structure chart;

(w) intellectual property;

(x) Acquisition Documents; (y) no private pensions; (z) sanctions (with language to be agreed); and

(aa) holding and dormant companies.

10.	Information covenants:	The Company shall supply each of the following:

(a) within 120 days of the end of its financial years its audited consolidated financial statements for that financial year;

(b) within 60 days of the end of each financial half year its unaudited consolidated financial statements for that financial half year;

(c)     with each set of audited consolidated financial statements and each set of its half yearly consolidated financial statements, a compliance certificate signed by a director of the Company or the chief financial officer of the Target and, in the case of the audited consolidated financial statements, reported on by the Company’s auditors in the form agreed by the Company and the relevant Majority Lenders (provided that the auditors have not, at the time such certificate is issued, adopted a general policy of not providing such certificates);

(d)     with each set of audited consolidated financial statements, the Company shall provide a certificate which shall set out a list of the Material Companies of the Group with computations (in reasonable detail) as to the determination of the Material Companies;

(e)     as soon as it becomes available, but in any event within 30 days before the start of each of its financial years, a draft of an annual budget for that financial year, and within 30 days after the start of each of its financial years, the final budget for that financial year, commencing with the first financial year commencing after the Closing Date;

(f) promptly, all documents dispatched by the Company to its shareholder(s) (or any class of them) or by the Company or any other Obligor to its creditors generally (or any class of them);

(g)     as soon as reasonably practicable after becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current or threatened in writing against any Group Member and if adversely determined are likely to have a Material Adverse Effect;

(h)     promptly, details of any claim under the Acquisition Documents and of any disposal or insurance claim which will require a prepayment of the Facilities;

(i)      promptly, such other information as the Facility Agent may reasonably request regarding the financial condition, assets and operations of the Group; and

(j)      notice of any material changes in ownership / shareholder of any Obligor (for this purpose, “material” means a change in ownership or shareholding that is equal to five per cent. or more of the shares in the relevant Obligor).

The Company will provide such other information as the Facility Agent may reasonably request.

If requested by the Facility Agent, the senior management of the Group will provide an annual presentation to the Lenders.

Following the occurrence of an Event of Default that is continuing, each Obligor will permit any Finance Party and its representatives, subject to applicable confidentiality requirements, access to inspect books and records and to discuss financial matters with its officers and auditors (provided that a representative of the Group shall be entitled to attend such discussions) after providing the Group with reasonable notice and at convenient times.

Information provided under sub-paragraphs (a) and (b) above will be prepared in accordance with the accounting standards generally accepted in the jurisdiction of incorporation of the relevant Group Member or IFRS, unless otherwise agreed between the Company and the Facility Agent.

No change in auditors of the Group (except for a change to any of the “big four” international accounts firms).

The Company shall promptly notify the Facility Agent of any Default and, upon the request of the Facility Agent, the Company shall deliver a certificate signed by a director or senior officer of the Company confirming that there is no Default.

The Company shall notify the Facility Agent of any change to the financial year end or half yearly accounting dates.[1]

Customary undertakings relating to the provision by the Obligors of information for any “know your customer” checks required to be carried out by the Facility Agent and the Lenders shall be included in the Facilities Agreements.

[1]

The Facility Agreements will contain customary language to ensure the integrity of the financial and other covenants in the event of a change in the financial year or accounting standards and practices.

The Company may satisfy its obligations to deliver information to those Lenders who agree by posting such information onto an electronic website.

11.	Financial covenants:	The following financial covenants shall apply to the Facilities Agreements only, with the required ratios and limits and definitions set out in Schedule 4 (Financial covenants):

(a)     Leverage – Consolidated Total Debt to Consolidated EBITDA (measured every six months on the basis of Consolidated Total Debt on the measurement date and rolling 12 months EBITDA) (the “Leverage Ratio”).

(b) Debt Service Cover – Consolidated Cashflow Before Debt Service to Consolidated Total Debt Service (measured every six months on a rolling 12 month basis);

(c) Interest Cover – Consolidated EBITDA to Consolidated Net Finance Charges (measured every six months on a rolling 12 month basis); and

(d) Minimum Tangible Net Worth – Consolidated Tangible Net Worth as measured on the measurement date.

In the event of any breach or anticipated breach of a financial covenant the Company may not later than 15 business days after delivery of the compliance certificate relating to the test date on which the breach occurred or was anticipated to occur, apply in prepayment and cancellation of the Facilities as set out in paragraph 8 (Application of Prepayment Proceeds) of Section G of this Term Sheet the cash proceeds of any subscription for share capital issued by the Company and the cash proceeds of any loan made to the Company and subordinated at least to the same extent as any shareholder loan made to the Company on or before the Closing Date (if any) (the “Equity Cure”). If the re-testing of the financial covenants including such proceeds shows no breach then any previous breach shall be deemed to have been cured for the purposes of the Facilities Agreements.

The proceeds of any Equity Cure shall be applied to make the following pro forma adjustments:

(a)     for the purpose of the Leverage Ratio, Consolidated Total Debt shall be reduced as at the end of the Relevant Period by an amount equal to the amount of such Equity Cure received by the Company;

(b)     for the purpose of calculating Debt Service Cover, the amount of such Equity Cure shall be added to Consolidated Cashflow;

(c)     for the purposes of the Interest Coverage Ratio, the amount of such Equity Cure shall be treated as having been applied in prepayment of the Term Facilities on the first day of the Relevant Period in respect of which a cure is to be effected and the Consolidated Finance Charges shall be re-calculated accordingly; and

(d)     the Consolidated Tangible Net Worth shall be calculated by reducing the amount of debt owed by the Company as at the end of the Relevant Period by an amount equal to the amount of such Equity Cure received by the Company.

If the Group acquires a company or companies, until the first test date falling more than 12 months after the relevant company or companies became a Group Member, the results of such company or companies will be deemed included with those of the rest of the Group for the full duration of the relevant period as if such company or companies had become a Group Member at the commencement of the relevant period.

If the Group disposes of a business or company, until the first test date falling more than 12 months after the relevant business, such company or companies that ceased to be a Group Member, the results of such business, company or companies will be deemed excluded from those of the rest of the Group for the full duration of the relevant period as if such business, company or companies had ceased to be a Group Member at the commencement of the relevant period.

This right can be exercised a maximum of two times for Equity Cures throughout the life of the Facilities and not in consecutive test periods.

The first test date will be 30 June 2013.

Where an amount in the financial statements is not denominated in USD, it shall be converted into USD at either:

(a)     the rates specified in the accounts; or

(b)     using:

(i)      in the case of the profit and loss accounts and cashflow statements, the 12 month average of the applicable foreign exchange rates for the conversion into USD of the currency in which an amount is denominated; or

(ii)     in the case of the balance sheets, the applicable foreign exchange rates for the relevant testing period for the conversion into USD of the currency in which an amount is denominated,

in each case, instead of the spot rate at the end of the relevant testing period, at the option of the Company, provided that once the Company elects to adopt an option identified above, it shall continue using the adopted method for the purposes of its financial covenant calculations.

12.	General covenants:	The following covenants (subject to exceptions (including, without limitation, those set out in Schedule 3 (Certain Definitions)), qualifications (including materiality and Material Adverse Effect), grace periods, baskets and thresholds to be agreed) in respect of each Obligor and, where applicable, in relation to Material Companies or the Group as a whole:

Authorisations and compliance with laws

(a) authorisations;

(b) compliance with laws;

(c) environmental compliance;

(d) environmental claims;

(e) taxation;

Restrictions on business focus

(f) restriction on merger;

(g) no change of business;

(h) restriction on acquisitions;

(i) restriction on joint ventures;

(j) holding companies;

Restrictions on dealing with assets and Security

(k) pari passu ranking;

(l) Acquisition Documents;

(m) negative pledge;

(n) establishment and operation of a debt service reserve account (“DSRA”), with a minimum of six months interest on the aggregate of the outstanding Term Loans; (o) restriction on disposals;

(p) arm’s length basis;

Restrictions on movements of cash - cash out

(q) restriction on loans or credit;

(r) restriction on guarantees or indemnities of financial indebtedness;

(s) restriction on dividends and share redemption and other payment to restricted persons;

Restrictions on movements of cash - cash in

(t) restriction on financial indebtedness;

(u) restriction on issuance of share capital;

Miscellaneous

(v) preservation of assets;

(w) sanctions (with language to be agreed); (x) insurance;

(y) access;

(z) intellectual property;

(aa) amendments to the documents relating to the Transaction (the “Transaction Documents”) which materially and adversely affect the interests of the relevant Lenders;

(bb) treasury transactions;

(cc) Guarantors;

(dd)	further assurance;

(ee)	financial assistance; and

(ff)	conditions subsequent:

	(i)	the Company shall ensure that:

		(A)	on and from the Closing Date, an amount equal to US$5,000,000 (or its equivalent in any other currency) (excluding amounts deposited in respect of interest pursuant to sub-paragraph (n) of paragraph 12 (General covenants) of Section G of this Term Sheet) is maintained in the DSRA and/or an account opened in the PRC with the Arranger or its affiliates (the “PRC Accounts”);

		(B)	on and from the date falling one month after the Closing Date, a further amount equal to US$5,000,000 (or its equivalent in any other currency) (excluding amounts deposited in respect of interest pursuant to sub-paragraph (n) of paragraph 12 (General covenants) of Section G of this Term Sheet) is maintained in the DSRA and/or the PRC Accounts; and

		(C)	on and from the date falling three months after the Closing Date to the date on which all amounts outstanding under Facility B have been repaid in full, a further amount equal to US$5,000,000 (being an aggregate amount of US$15,000,000) (or its equivalent in any other currency) (excluding amounts deposited in respect of interest pursuant to sub-paragraph (n) of paragraph 12 (General covenants) of Section G of this Term Sheet) is maintained in the DSRA and/or the PRC Accounts, provided that (i) any amount so deposited in the DSRA in accordance with the sub-paragraphs above may be withdrawn in full for the purpose of repaying or prepaying, in whole or in part, the Facility B Loan and (ii) the principal amount of all prepayments of Facility B shall be deducted from the amounts required to be deposited in the DSRA and/or the PRC Accounts pursuant to sub-paragraphs (A) to (C) above;

	(ii)	(A)	Subject to paragraph (B) below, the Company shall use its commercially reasonable endeavours to procure that from the date which is 30 days after the Closing Date not less than 90% of the trade receivables collected in cash by the Group each month (less any payments made by the relevant Group Member from such account) shall be either paid directly into an account held with the Arranger or its affiliates (an “SCB Account”) or, if paid into another account, shall be transferred into a SCB Account at least once a month.

		(B)	Paragraph (A) shall not apply to any trade receivables which are paid into an account held with China Merchant Bank, provided that after the Closing Date, the level of trade receivables paid into accounts held with China Merchant Bank does not increase materially in comparison with the levels seen over the 12 month period immediately prior to the Closing Date;

(iii)    on or prior to the date falling:

(A)     three months after the date of first drawdown under the Offshore Facilities Agreement, Chengdu ChemPartner shall (1) enter into a supplemental purchase agreement with the seller (the “Seller”) of the Chengdu Property (as defined below) to take into account the adjustment being made to the purchase price (the “Additional Purchase Price”) for the purchase of rooms 301, 302, 402, 502, 602, 702, 802, 902, 1002 of B3 Building (with a total floor area of approximately 6,338.29 square metres) that is located in Tianfu Life Science Park (the “Chengdu Property”) and (2) pay the Additional Purchase Price to the Seller; and

(B)     six months after the date of first drawdown under the Offshore Facilities Agreement, Chengdu ChemPartner shall grant security over the Chengdu Property to the Onshore Security Agent.

If by the end of the period specified in paragraph (iii)(B) above, Chengdu ChemPartner has not complied with those obligations specified therein, provided that the delay was not caused by any Group Member and there is a reasonable expectation that the security contemplated under (iii)(B) above can be granted and perfected by the end of the Extended Period and/or the parties will be able to agree on an appropriate course of action, (1) the parties will enter into negotiations at that time for an additional 30 days (the “Extended Period”) to discuss what action should then be taken and what time period would be appropriate for the completion or grant of such security; and (2) there shall be no Event of Default for failure to comply with paragraph (iii)(B) above until the expiry of the Extended Period;

(iv)     the Company shall procure that the Onshore Revolving Facility Borrower executes the Onshore Facility Agreement on the Closing Date after the completion of the Acquisition;

(v)      the Company shall deliver to the Offshore Facility Agent evidence that the Group (on a consolidated basis) holds cash of at least US$15,000,000 (or its equivalent) within one business day of the Closing Date; and

(vi)     the Company shall deliver to the Offshore Facility Agent the Merger Certificate (as defined below) as soon as practicable and in any event within 10 business days of the Submission Date (as defined below) or such longer date as may be agreed between the parties who will negotiate in good faith if the failure to deliver the Merger Certificate within the time period specified in this sub-paragraph is attributable to a force majeure event.

13.	Events of Default:	The following Events of Default (subject to exceptions, qualifications (including materiality and Material Adverse Effect), grace periods, baskets and thresholds to be agreed) in respect of each Obligor and, if appropriate, Material Companies:

(a)      non-payment except where payment is not made due to an administrative or technical error and payment is made within three business days of its due date in respect of the payment of principal or interest and three business days of its due date for any other amounts;

(b) subject to the equity cure rights described in paragraph 11 (Financial covenants) of Section G of this Term Sheet, breach of financial covenant;

(c)     failure to comply with any other provision of the Finance Documents unless such failure is capable of remedy and is remedied within 15 business days of the Facility Agent giving notice of such failure or the Company becomes aware;

(d)     misrepresentation, unless the underlying circumstances giving rise to such misrepresentation are capable of remedy and are remedied within 15 business days of the Facility Agent giving notice of such misrepresentation or the Company becomes aware;

(e) cross default of any Material Company on financial indebtedness (subject to any originally applicable grace period) exceeding US$1,000,000;

(f)      insolvency and related matters for any Material Company (including insolvency proceedings and creditors’ process, with the exception of any insolvency proceedings that are frivolous or vexatious and are discharged within 30 days, or any creditors’ process (including expropriation) which US$1,000,000 and is discharged within 30 days);

(g) unlawfulness and invalidity;

(h) cessation of business relating to the Group as a whole;

(i) material audit qualification;

(j) repudiation and rescission of the Finance Documents;

(k) litigation having a Material Adverse Effect; and

(l) Material Adverse Effect.

14.	Funding Process:	The proceeds of drawdown under the Term Facilities (the “Proceeds”) shall be deposited into the Controlled Account. Promptly upon the Offshore Facility Agent’s receipt of the correct certificate of merger issued by the Registrar of Companies of the Cayman Islands in accordance with section 233(11) of the Companies Law of the Cayman Islands in respect of the Merger (the “Merger Certificate”), the Offshore Facility Agent shall transfer (or shall procure the transfer of) all monies standing to the credit of the Controlled Account to the paying agent in Hong Kong in accordance with the Funds Flow Statement and in a manner which would ensure that the Company’s payment obligations of the acquisition consideration under the Merger Agreement are complied with in all respects. Neither the Offshore Facility Agent, the Arranger nor any of their affiliates shall have any right to block, restrict or impose any conditions to the withdrawal of the Proceeds from the Controlled Account.

15.	Exchange Rate Fluctuations:	When applying baskets, thresholds and other exceptions to the representations and warranties, covenants and Events of Default, the equivalent to an amount in USD shall be calculated as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action. No Event of Default or breach of any representation and warranty or covenant shall arise as a result of a subsequent change in the USD equivalent of any relevant amount due to fluctuations to exchange rates. Where an amount in the accounts is not denominated in USD, it shall be converted into USD at the rates specified in the accounts.

16.	Clean-Up Period:	The representations and warranties, covenants and events of default will be qualified during the Clean-up Period. During the Clean-up Period, any misrepresentation, breach of covenant or other default which arises with respect to the Target Group (or in the case of a Permitted Acquisition, the target of that acquisition and its subsidiaries only) shall not constitute an Event of Default or allow acceleration, provided that such misrepresentation, breach or default does not exist at the end of the Clean-up Period and shall be subject to customary and usual carve-outs.

Clean-up Period shall mean, in respect of the Acquisition, the period from the Closing Date to the date falling three months thereafter and, in respect of any Permitted Acquisition, the period of three months from closing of that Permitted Acquisition.

17.	Material Adverse Effect:	Material Adverse Effect means a material adverse effect on:

(a) the business, assets or financial condition of the Group taken as a whole;

(b) the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents, taking into account all of the resources of the Group; or

(c)     subject to applicable legal reservations and perfection requirements which are not overdue, the validity and enforceability of, or the effectiveness or ranking of any security under, the security documents which is materially adverse to the interests of the Lenders under the security documents and, if capable of remedy is not remedied within 20 business days of the Company becoming aware of the issue or the Facility Agent giving notice of such issue.

18.	Hedging:	None required. To the extent legally possible and in compliance with the Agreed Security Principles, all hedging permitted by the terms of the Offshore Facilities Agreement in respect of interest rate under the Term Facilities (excluding for the avoidance of doubt hedging transactions under existing hedging facilities/agreements with existing hedge counterparties entered into by Group Members) shall, to the extent the relevant counterparty has acceded to the Offshore Facilities Agreement, be entitled to benefit from the guarantees and security provided for the Offshore Facilities (and such hedging will be secured and guaranteed pari passu with the Offshore Facilities). All hedging agreements will be documented by way of ISDA documentation.

19.	Majority Lenders and voting:	For the Offshore Facilities, Offshore Lenders who together account for 66 2/3% of the total commitments in respect of the Offshore Facilities (and, in relation to a waiver of a further condition precedent to a Utilisation of the Offshore Revolving Facilities, 66 2/3% of the total commitments for the Offshore Revolving Facility). For the Onshore Revolving Facility, Onshore Lenders who together account for 66 2/3% of the total commitments in respect of the Onshore Revolving Facility.

Unanimous Lender decisions shall be limited to (subject to “Structural Change” below):

(a) changes to the Majority Lenders clause and the pro rata sharing clause;

(b) waivers or changes to the mandatory prepayment clauses relating to change of control or sale and IPO;

(c) extension to the date of payment, reduction in any amount payable, increase in commitment or amount of any Facility or a change in currency;

(d) changes to the Borrowers or Guarantors other than as permitted under the terms of the Facilities Agreements;

(e) any provision which expressly requires the consent of all the Lenders; or

(f) changes to provisions relating to the Lenders’ rights and obligations between themselves, the amendments and waivers clause and transfers by the Lenders.

Any amendment or waiver which relates to the rights or obligations applicable to a particular Loan, Facility or class of Lenders, and which does not materially and adversely affect the rights or interests of Lenders in respect of other Loans or Facilities or another class of Lender, shall only require the consent of the Majority Lenders (or the relevant consent from the Supermajority Lenders or all Lender, as the case may be) as if references in this paragraph to “Lenders” were only to Lenders participating in that Loan, Facility or forming part of that affected class.

	Lender replacement:	If the Majority Lenders under the relevant Facilities Agreements have consented to an amendment or waiver requiring unanimous or Supermajority Lender consent or a Lender or an Issuing Bank becomes an Affected Party, any person nominated by the Company shall have the right but not the obligation to:

(a)     repay (in cash at its nominal amount) the participation of any non-consenting Lender or Affected Party using the proceeds of additional share capital and/or subordinated shareholder debt in the Company subject to payment of any fees, costs or expenses then due to that non-consenting Lender or Affected Party; or

(b)     require any non-consenting Lender or Affected Party to transfer the principal amount of its participation in the Facilities concerned (for cash at its nominal amount) to an existing or newly introduced Lender willing to assume it as directed by Company.

Such a transfer will be deemed to have been completed two business days after the transferee concerned delivers a transfer certificate executed by it to the Lender concerned and pays the relevant amount to the Facility Agent.

20.	Non-responding Lenders:	Any Lender receiving any request by any Group Member for any consent under the Finance Documents that does not respond to such request within 10 business days (or such other period as the Company and the Facility Agent may agree) will be excluded in determining whether that consent is granted.

21.	Security Agent/Trustee and releases:	The Offshore Security Agent and the Onshore Security Agent shall be authorised to release any guarantees or security in connection with a Permitted Disposal or Permitted Transaction or any other disposal to which the Majority Lenders under the Facilities Agreements have consented in accordance with the Finance Documents. In other circumstances, release of any of the guarantees or security under the security documents will require the consent of Lenders who together account for 85% or more of the commitments at any time (“Supermajority Lenders”) (other than where that release is required to implement a Structural Change and the relevant security and guarantees are re-taken in accordance with the Agreed Security Principles).

The Offshore Security Agent and the Onshore Security Agent shall also be authorised to release any security granted by a Group Member which resigns as a Guarantor in accordance with the provisions of the Facilities Agreements.

22.	Structural Change:	Structural Changes may be approved with the consent of the Majority Lenders under the Facilities Agreements and each Lender (an “Affected Lender”) that is assuming an additional or increased commitment in the relevant tranche or facility or whose commitment is being extended or redenominated or to whom any amount is owing which is being reduced, deferred or redenominated (as the case may be). For the avoidance of doubt, the existing commitments of each consenting Affected Lender will be included in determining that consent of the Majority Lenders.

A “Structural Change” means (a) the provision of any additional tranche or facility in any currency or currencies (whether ranking pari passu with or junior to any of the Term Facilities (but not senior to)), (b) any increase in, addition to or extension of any commitment, any redenomination of a commitment into another currency, (c) any reduction, deferral or redenomination of any amount owing under the Finance Documents, (d) any reduction in any Margin (other than pursuant to applicable Margin ratchets), fee or commission, and (e) any changes to the Finance Documents (including changes to, the taking of or the release coupled with the retaking of security) consequential on, incidental to or required to implement or reflect the foregoing.

The Facility Agent and the Security Agent shall enter into any documentation necessary to implement a Structural Change on behalf of the Finance Parties.

23.	Assignments and Transfers by Lenders:

A Lender may, with the prior written consent of the Company (deemed to be given if no objection is made within 10 business days provided that the Sponsor is simultaneously notified of any request for such written consent), assign any of its rights or transfer by novation any of its rights and obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, in minimum amounts of US$1,000,000.

The Lender in respect of Facility A and the Offshore Revolving Facility shall not assign, transfer, sub-participate or sub-contract any of its rights and obligations under Facility A and the Offshore Revolving Facility prior to the Closing Date. The Lender in respect of Facility B shall not assign, transfer, sub-participate or sub-contract any of its rights and obligations under Facility B to any person.

There shall be no restrictions on sub-participations or sub-contracts, save that if voting rights pass or may pass as a result of such sub-participation or sub-contract the relevant Lender must obtain the consent of the Company (deemed to be given if no objection is made within 10 business days provided that the Sponsor is simultaneously notified of any request for such written consent).

No consent from the Company will be necessary if such assignment/transfer/sub-participation or sub-contract:

(a)     is to a person on the list of agreed lenders (as agreed between the parties) (the “Agreed Lender List”);

(b)     is to another Lender or an affiliate of a Lender which (i) is primarily engaged in the investing in loans at par and/or trading of loans at par, and has been established for at least 12 months primarily for the purpose of making, purchasing or investing in loans or debt securities at par and/or (ii) has a full banking licence;

(c)     if the Lender is a fund, is to a fund which is a related fund of that Lender which is primarily engaged in the investing in loans at par and/or trading of loans at par, and has been established for at least 12 months primarily for the purpose of making, purchasing or investing in loans or debt securities at par; or

(d) is made when an Event of Default is continuing.

The consent of the Issuing Banks are required in connection with any assignment or transfer in relation to the applicable Revolving Facilities.

Any Finance Party may disclose any information about any Group Member, the Parent and any Finance Document as that Finance Party considers appropriate:

(a)     to any affiliate of that Finance Party (including head offices and branches);

(b)     to professional advisers and service providers of that Finance Party or any affiliate of that Finance Party who are under a duty of confidentiality to that Finance Party or affiliate of that Finance Party;

(c)     to prospective assignees, novatees, transferees or participants (or agent or advisor of any of the foregoing), in relation to any Finance Party’s rights and/or obligations under any Finance Document or any document between that Finance Party and any Group Member, provided that no disclosures may be made to prospective assignees, novatees, transferees or participants (including, for the avoidance of doubt, sub-participants) without first obtaining a confidentiality undertaking (in the LMA format or such other form to be agreed) provided that there shall be no such requirement while an Event of Default has occurred and is continuing;

(d)     to any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to, that Finance Party or any affiliate of that Finance Party;

(e)     to any court, tribunal, regulatory, supervisory, governmental, or quasi-governmental authority with jurisdiction over that Finance Party or any affiliate of that Finance Party;

(f)      to another Finance Party; or

(g)     as required by any applicable law, rule or regulation.

The Company shall not bear any taxes, notarial and security registration or perfection fees taxes or costs, gross-up or increased costs that result from an assignment or transfer.

24.	Debt Buy Backs:	Buy backs permitted by the Sponsor and the Group subject to disenfranchisement of voting rights and, in the case of buy backs by the Group, such purchase is made using one of the processes set out in the most recent standard form LMA Precedent.

25.	Miscellaneous Provisions:	The Facilities Agreements will contain provisions relating to, among other things, default interest, market disruption, breakage costs, tax gross up and indemnities (including, without limitation, in relation to the Acquisition), increased costs, set-off and administration.

26.	Governing Law:	English law for the Offshore Facilities Agreement and PRC law for the Onshore Facility Agreement, save where inappropriate for guarantees and security documents.

27.	Jurisdiction:	Courts of England for the Offshore Facilities Agreement and the PRC courts for the Onshore Facility Agreement, save where inappropriate for guarantees and security documents.

SCHEDULE 1

PART 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION OF THE OFFSHORE FACILITIES

1.	Original Offshore Obligors

(a)	A copy of the constitutional documents and statutory registers of each Original Offshore Obligor and the Parent, including certificates of good standing issued by the Registrar of Companies in the Cayman Islands.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of each Original Offshore Obligor and the Parent:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Offshore Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any utilisation request and selection notice) to be signed and/or despatched by it under or in connection with the Offshore Finance Documents to which it is a party; and

(iv)	in the case of an Original Offshore Obligor other than the Company, authorising the Company to act as its agent in connection with the Offshore Finance Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Offshore Finance Documents and related documents.

(e)	If required by applicable law, a copy of a resolution signed by all the holders of the issued shares in each Original Offshore Obligor, approving the terms of, and the transactions contemplated by, the Offshore Finance Documents to which that Original Offshore Obligor is a party.

(f)	A certificate of an authorised signatory of the Company and the Parent (in respect of itself) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Offshore Obligor and the Parent to be exceeded.

(g)	A certificate of an authorised signatory of the Company and the Parent (in respect of itself) certifying that each copy document relating to the Original Offshore Obligors and the Parent specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Offshore Facilities Agreement.

2.	Transaction Documents

A copy of each of the Merger Agreement and the other documents governing the Acquisition (collectively, the “Acquisition Documents”) and the other Transaction Documents (other than the Finance Documents).

3.	Offshore Finance Documents

(a)	The Offshore Facilities Agreement executed by the Group Members party to such agreement.

(b)	Two originals of the following security documents executed by the relevant entities specified below opposite the relevant security document:

Name of entity	Security Document
Parent	Share charge agreement over the shares in the Company and inter-company loans (if any)

Company	Share charge agreement over the shares in the Merger Sub and inter-company loans (if any)

Company	Asset security agreement (including the DSRA)

(c)	A copy of all notices required to be sent under the security documents executed by the Original Offshore Obligors.

(d)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the Parent and the Company in blank in relation to the assets subject to or expressed to be subject to the transaction security and other documents of title to be provided under the share charge agreement.

(e)	The fee letters executed by the Company.

(f)	Agreed form of the following documents:

(i)	accession deeds to the Offshore Facilities Agreement for the Target and the other Offshore Group Members;

(ii)	share charge agreements over the shares in the Target and the other Offshore Group Members (together with all ancillary documents relating thereto);

(iii)	asset security agreements over the assets owned by Target and the other Offshore Group Members (together with all ancillary documents relating thereto);

(iv)	the Onshore Facility Agreement;

(v)	a legal opinion of Linklaters, legal advisers to the Arranger as to Hong Kong law; and

(vi)	a legal opinion of Walkers, legal advisers to the Arranger as to Cayman Islands law.

4.	Legal opinions

The following legal opinions, each addressed to the Facility Agent, the Security Agent and the original Lenders:

(a)	a legal opinion of Linklaters, legal advisers to the Arranger as to English law; and

(b)	a legal opinion of Walkers, legal advisers to the Arranger as to Cayman Islands law.

5.	The Merger

(a)	Evidence that:

(i)

the Merger has been approved by (x) all shareholders of Merger Sub; (y) a special resolution of Target, meaning the affirmative vote of holders of shares, representing 66 2/3% or more of the shares, present and voting in person or by proxy as a single class at the Shareholders’ Meeting in accordance with Section 233(6) of the Companies Law in the Cayman Islands and (z) the board of directors of Merger Sub and Target; and

(ii)	all creditors holding a fixed or floating security interest of each of Target and Merger Sub (if any) have consented to the Cayman Plan of Merger (as defined in the Merger Agreement) or an order of the Grand Court of the Cayman Islands dispensing with such consent has been obtained;

(b)	All conditions to the Merger under the Merger Agreement (other than payment of the purchase consideration) have been satisfied in accordance with Merger Agreement or waived to the extent it does not materially and adversely affect the interests of the Lenders.

(c)	The stamped copy of the cover letter evidencing that the Cayman Plan of Merger (as defined in the Merger Agreement) has been filed with the Registrar of Companies in the Cayman Islands (the “Submission Date”).

(d)	A copy of each of the documents required to be filed with the Registrar of Companies in the Cayman Islands pursuant to the provisions of section 233(9) of the Companies Law in the Cayman Islands in relation to the Merger.

6.	Other documents and evidence

(a)	Evidence that a process agent has accepted its appointment.

(b)	The Group structure chart which shows the Group assuming the Closing Date has occurred.

(c)	The Report Recoveries Letter (if applicable).

(d)	The base case model (the “Base Case Model”).

(e)	The following due diligence reports (the “Reports”):

(i)	the commercial due diligence report prepared by Bain & Co and dated 3 September 2012;

(ii)	the financial, accounting and tax due diligence report prepared by Deloitte & Touche Financial Advisory Services Limited and dated 12 October 2012;

(iii)	the legal due diligence report prepared by Fangda Partners and dated 4 October 2012; and

(iv)	the legal due diligence report prepared by Ropes & Gray and dated 4 October 2012.

(f)	The audited consolidated financial statements of the Target Group for its financial years ended 31 December 2011 (the “Original Financial Statements”).

(g)	The structure memorandum (the “Structure Memorandum”).

(h)	The funds flow statement in a form agreed by the Company and the Offshore Facility Agent detailing the proposed movement of funds on or before the Closing Date (the “Funds Flow Statement”).

(i)	Evidence that a controlled account or its equivalent has been opened in the name of the Company with the Arranger or its affiliates into which the proceeds of drawdown under the Term Facilities will be deposited (the “Controlled Account”).

(j)	A certificate of the Company (signed by a director) certifying that no Acquisition Document has been amended, varied, novated, supplemented, superseded, waived, rescinded, repudiated or terminated in a manner which would be material and adverse to the interests of the Finance Parties except with the consent of the Facility Agent, provided that any reduction in the aggregate purchase price between the signing of the Merger Agreement and the closing of the Acquisition (the “Reduction”) shall be deemed not to be materially adverse to the Lenders or the Arranger (it being understood that such reduction shall be applied as follows (subject to and without prejudice to the condition precedent in paragraph (p) below): (i) first, 100% of such Reduction shall be applied to reduce the Equity Contribution, until the purchase price would equal an amount of US$8.50 per American Depositary Share (“ADS”); (ii) second, an amount equal to 10% of such Reduction below the notional purchase price of US$8.50 per ADS shall be applied to reduce the Equity Contribution; and (iii) thereafter, pro rata between the Term Facilities and the Equity Contribution (based on the then applicable actual ratio of Term Facilities and the Equity Contribution (immediately after taking into account the reductions referred to in paragraphs (i) and (ii) above) and the available commitments of the Facility A and Facility B shall be cancelled (pro rata between such facilities).

(k)	A certificate of the Company confirming that at least 50% of the aggregate transaction consideration has been funded by the Sponsor and/or the Founder Group from equity (including the Rollover Shares (as defined in the Merger Agreement)) (the “Equity Contribution”) and has been made available to the Company and will be applied as agreed.

(l)	Utilisation requests relating to any utilisations under the relevant Term Facilities to be made on the Closing Date.[2]

(m)	Evidence that the DSRA has been opened in the name of the Company with the Arranger or its affiliates and an amount equal to the aggregate of six months interest on the aggregate amount of the proposed Term Loans to be drawn down under the Term Facilities on the Closing Date, has been or will be deposited into the DSRA on the Closing Date.

(n)	The Equity Contribution and amounts to be drawn under the Term Facilities are sufficient to pay the total funded uses in accordance with the Funds Flow Statement.

(o)	Evidence that the fees, costs and expenses then due from the Borrower have been paid or will be paid on or before the Closing Date.

(p)	Certificate from a director of the Company confirming that an aggregate amount of not less than US$19,000,000 contribution of equity in cash has been received by the Company.

(q)	Evidence satisfactory to the Offshore Facility Agent that each Lender has carried out, and is satisfied with, the results of all customary and reasonably required “know your customer” or other similar checks in respect of the Original Offshore Obligors under all applicable laws and regulations pursuant to the transactions contemplated in the Offshore Finance Documents.

[2]	Prior to the delivery of the Utilisation Request, all conditions precedent which have been satisfied at that point in time shall be confirmed in writing by the Facility Agent as having been satisfied.

PART 2

CONDITIONS PRECEDENT TO INITIAL UTILISATION OF THE ONSHORE FACILITY

1.	Original Onshore Obligor

(a)	A copy of the constitutional documents of each Original Onshore Obligor.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors (or other relevant body) of each Original Onshore Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Onshore Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any utilisation request and selection notice) to be signed and/or despatched by it under or in connection with the Onshore Finance Documents to which it is a party;

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Onshore Finance Documents and related documents.

(e)	If required by applicable law, a copy of a resolution signed by all the holders of the issued shares in each Original Onshore Obligor, approving the terms of, and the transactions contemplated by, the Onshore Finance Documents to which that Original Onshore Obligor is a party.

(f)	A certificate of an authorised signatory of the Onshore Revolving Facility Borrower confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Onshore Obligor to be exceeded.

(g)	A certificate of an authorised signatory of the Onshore Revolving Facility Borrower certifying that each copy document relating to the Original Onshore Obligors specified in this Part 2 of Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Onshore Facility Agreement.

2.	Onshore Finance Documents

The Onshore Facility Agreement executed by the Onshore Revolving Facility Borrower party to such agreement.

3.	Legal opinions

A legal opinion of Jun He, legal advisers to the Arranger as to PRC law, addressed to the Onshore Facility Agent, the Onshore Security Agent and the Onshore Lenders.

4.	The Term Facilities

Confirmation that initial utilisation of the Term Facilities has occurred.

5.	Other documents and evidence

(a)	Evidence satisfactory to the Onshore Facility Agent that each Onshore Lender has carried out, and is satisfied with, the results of all customary and reasonably required “know your customer” or other similar checks in respect of the Onshore Revolving Facility Borrower under all applicable laws and regulations pursuant to the transactions contemplated in the Onshore Finance Documents.

(b)	A negative pledge in respect of the buildings and the premises located in 95/4 Qiu, 4 Neighborhood, Huqiao Town, Fengxian Shanghai to be granted by China Gateway Pharmaceutical Development Co., Ltd. in favour of the Onshore Security Agent.

(c)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company before the first utilisation date is necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2

AGREED SECURITY PRINCIPLES

1.	Security Principles

(a)	The guarantees and security to be provided will be given in accordance with the security principles set out in this Schedule 2. This Schedule 2 addresses the manner in which the security principles will impact on the guarantees and security proposed to be taken in relation to this Transaction.

(b)	The Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining security from the Guarantors in every jurisdiction in which the Guarantors are incorporated. In particular:

(i)	all guarantees and security granted will be limited to the extent advised by local counsel and tax advisors to the Company as being necessary or reasonably desirable to comply with local legal requirements and recommended tax structuring;

(ii)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Guarantor to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise. The Company will use its reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to the Target and each Guarantor and otherwise overcoming such limitations. If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant Guarantor may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management;

(iii)	in the case of any joint venture, minority shareholding or non-wholly owned Subsidiary, all guarantees and security will be limited to comply with restrictions in the applicable joint venture agreement, the shareholders’ agreement or the law provided that the Company will use its reasonable endeavours to avoid or overcome such restrictions (including by obtaining consent of the relevant party) where, in the opinion of the Company (acting reasonably) such endeavours would not reasonably be expected to jeopardise the relationship between the parties in any material respect);

(iv)	the security and perfection of security will not be required where the cost to the Group of providing security or perfecting such security is disproportionate to the benefit accruing to the Lenders;

(v)	any assets subject to third party arrangements which are permitted by the Facilities Agreements and which prevent those assets from being charged will be excluded from the relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant Guarantor if (i) the relevant asset is material and (ii) in the opinion of the Company (acting reasonably) such endeavours would not reasonably be expected to jeopardise the relationship between the parties in any material respect);

(vi)	Guarantors will not be required to give guarantees or enter into security documents if, in their reasonable opinion, acting in good faith, they believe doing so may conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Guarantor shall use reasonable endeavours to overcome any such obstacle;

(vii)	perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefor (to the extent such perfection or other legal formalities are available and achievable within such time limits according to local law and practice) or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection;

(viii)	prior to the date of acceleration under the Facilities Agreements (the “Acceleration Date”) perfection of security granted will not be required if it would have a materially adverse effect on the ability of the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents;

(ix)	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is disproportionate to the level of such fee, taxes and duties;

(x)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only, subject to the general principles set out in the Security Principles;

(xi)	unless granted under a global security document governed by the law of the jurisdiction of a Guarantor or under English law all security (other than share security over the relevant Guarantor subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Guarantor;

(xii)	no guarantee and security shall be given by any Onshore Group Member to guarantee and secure the liabilities of the Obligors under the Offshore Finance Documents.

(xiii)	guarantee and security limitations may mean that access to the assets of a Guarantor is limited, in which case, any asset security granted by that Guarantor shall be proportionate to the value of its guarantee;

(xiv)	no perfection action will be required in jurisdictions where neither the Guarantors nor the assets subject to security are located but perfection action may be required in the jurisdiction of one Guarantor in relation to security granted by another Guarantor located in a different jurisdiction. Subject to these principles, perfection action may also be required in respect of material intellectual property rights in jurisdictions where such rights are registered; and

(xv)	local law restrictions may mean that the Offshore Lenders and the lenders under any hedging agreement (each a “Hedge Counterparty”) may not be able to benefit from the same security.

(c)	Legal fees, reasonable disbursements, registration costs, taxes, notary fees and other reasonable and properly documented costs and expenses related to the guarantees and security incurred by legal counsel to the Company and by legal counsel to the Facility Agent will be paid by the Company up to an agreed cap. Properly documented costs and expenses (including legal fees) incurred in connection with the preservation of rights or enforcement of guarantees or security will be paid by the Company.

2.	Guarantors and Security

Each guarantee and security will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Guarantors under the Finance Documents in accordance with, and subject to, the requirements of the Security Principles in each relevant jurisdiction.

To the extent possible, all security shall be given in favour of the Security Agent and not the Finance Parties individually. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facilities to a new Lender. The Guarantors will be required to pay the cost of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any transfer upon a Permitted Re-Organisation. Otherwise the cost or fee shall be for the account of the transferee Lender.

3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this Transaction:

(a)	subject to Permitted Security the security will be first ranking security over such present and future assets of the Group as are, in accordance with these Security Principles, agreed to be material, to the extent possible;

(b)	security will not be enforceable until the Acceleration Date;

(c)	security will not be “all monies” but will be restricted to the liabilities arising under the Finance Documents;

(d)	representations and undertakings shall only be included in each security document to the extent they specifically relate to the creation, registration or perfection of the security unless otherwise expressly required by local law or agreed custom;

(e)	prior to the occurrence of the Acceleration Date, the provisions of each security document will not be unduly burdensome on the Guarantor or interfere unreasonably with the operation of its business and will be limited to those required to create or maintain effective security and will not impose commercial obligations;

(f)	information, such as lists of assets, will be provided:

(i)	if required by local law to perfect or register the security to that extent;

(ii)	if customarily made available for security of that type in a jurisdiction no more frequently than annually (or if specifically required to be provided more frequently by law to protect or maintain the security, as frequently as required by law to protect or maintain such security); or

(iii)	following an Event of Default which is outstanding, on the Security Agent’s reasonable request;

(g)	the Lenders or Hedging Counterparties shall only be able to exercise a power of attorney following the occurrence of the Acceleration Date or if the relevant Guarantor has failed to comply with a further assurance or perfection obligation within 20 business days of receiving notice of that failure and being requested to comply;

(h)	security, will where possible and practical, automatically create security over future assets of the same type as those already secured, subject to these Security Principles;

(i)	in the security documents there will be no repetition or extension of clauses set out in this the Facilities Agreements such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security unless required by applicable local law or agreed custom;

(j)	the security documents should not operate so as to prevent transactions which are permitted under the Finance Documents or to require additional consents or authorisations;

(k)	the security documents will permit disposals of assets where such disposal is permitted under the Finance Documents and will include assurances for the Security Agent to do all things reasonably requested and at the relevant security provider’s reasonable costs to release security in respect of the assets the subject of such disposal; and

(l)	to the extent that covenants to pay in the security documents or guarantees refer to a calculation of interest payable, this should be calculated at the rate specified in the Facilities Agreements and the security documents will not accrue interest on any amount in respect of which interest is accruing under the Facilities Agreements.

4.	Bank accounts

Subject to these principles, and to the extent permitted by local laws (other than any mandatory prepayment account, the DSRA or other accounts specifically blocked), a Guarantor shall grant security over its bank accounts but it shall be free to deal with those accounts in the ordinary course of its business until the Acceleration Date.

If required by local law to perfect the security, notice of the security will be served on the account bank within 15 business days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain acknowledgement of that notice within 20 business days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of a period of three months after the date of the relevant security document. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Guarantor from using a bank account in the ordinary course of its business no notice of security shall be served until the occurrence of the Acceleration Date.

Any security over bank accounts shall be subject to any prior security in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived by the account bank but the Guarantor shall not be required to change its banking arrangements if this security is not waived or only partially waived.

5.	Fixed assets and inventory

Subject to these principles, a Guarantor shall grant security over its material fixed assets and its material inventory but it shall be free to deal with those assets and that inventory in the ordinary course of its business, and as permitted under the terms of the Finance Documents until the Acceleration Date.

No notice whether to third parties or by attaching a notice to the fixed assets or inventory shall be prepared or given until the Acceleration Date.

If required for perfection, validity and enforceability under local law security over fixed assets or inventory will be registered subject to the general principles set out in these Security Principles.

6.	Insurance Policies

Subject to these principles, a Guarantor will only grant security over its insurance policies if claims under such policies may trigger a mandatory prepayment event.

If required by local law to perfect the security, notice of the security will be served on the insurance provider within 15 business days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 business days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of a period of three months after the date of the relevant security document.

No loss payee or other endorsement shall be made on any insurance policy.

7.	Intellectual Property

Subject to these principles, and to the extent permitted by local laws, a Guarantor shall grant security over its material intellectual property but it shall be free to deal with those assets in the ordinary course of its business and as permitted under the terms of the Finance Documents (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) until the Acceleration Date.

No security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement and where (in relation to material intellectual property) the relevant Guarantor has used its reasonable endeavours but has not been able to obtain consent from the relevant counterparty provided that the relevant Guarantor shall not be required to seek consent if in the opinion of the Company (acting reasonably) it would reasonably be expected to jeopardise the relationship between the parties in any material respect).

No notice shall be served to any third party from whom Intellectual Property is licensed except where required for perfection until the occurrence of the Acceleration Date.

If required for perfection, validity and enforceability under local law, security over intellectual property will be registered under the law of that security document or in a country where such Intellectual Property is materially employed at a relevant supra-national registry (such as the EU) subject to the general principles set out in these Security Principles.

8.	Intercompany receivables

Subject to these principles, and to the extent permitted by local laws, a Guarantor shall grant security over its intercompany receivables but it shall be free to deal with those receivables in the ordinary course of its business and otherwise as permitted under the terms of the Finance Documents until the Acceleration Date.

If required by local law to perfect the security, notice of the security will be served on the relevant lender within 15 business days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain acknowledgement of that notice within 20 business days of service. Irrespective of whether notice of the security is required for perfection if the service of notice would prevent the Guarantor from dealing with an intercompany receivable in the ordinary course of its business or as otherwise permitted under the terms of the Finance Documents no notice of security shall be served until the occurrence of the Acceleration Date.

If required for perfection, validity and enforceability under local law security over intercompany receivables will be registered subject to the general principles set out in these Security Principles.

9.	Trade receivables

Subject to these principles, and to the extent permitted by local laws, a Guarantor shall grant security over its trade receivables and material contracts but it shall be free to deal with those receivables and contracts in the ordinary course of its business and otherwise as permitted under the terms of the Finance Documents until the Acceleration Date.

No notice of security may be served until the occurrence of the Acceleration Date.

No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

If required for perfection, validity and enforceability under local law security over trade receivables will be registered subject to the general principles set out in these Security Principles.

Any list of trade receivables required shall not include details of the underlying contracts unless required by local law.

10.	Shares

Subject to these principles, a Guarantor shall grant a charge over the shares in other Guarantors and other Group Members and, subject to these principles, joint ventures and minority shareholdings held by it. However, no share security will be granted over the Parent or any of its holding companies.

The security document will be governed by the laws of the Guarantor whose shares are being secured (or English law) and not by the law of the country of the Guarantor granting the security.

Until the Acceleration Date, the charging Guarantor will be permitted to retain and to exercise voting rights to any shares charged by it in a manner which (a) is not inconsistent with, or would breach the terms of, any Finance Document, (b) does not adversely affect the validity or enforceability of the security, (c) would not cause an Event of Default to occur and (d) would not have a material adverse effect on the value of the relevant shares or otherwise prejudice the interests of any Lender under any Finance Document, and the company whose shares have been charged will be permitted to pay dividends (subject to the other terms of the Finance Documents).

Where required by law (and including for Hong Kong and Cayman Islands), the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where required by law (and including for Cayman Islands) the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.

11.	Real estate

Subject to these principles, a Guarantor shall grant security over its material real estate.

There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

A Guarantor will be under an obligation to use its reasonable endeavours to obtain any landlord consent required to grant security over its material real estate where such consent is required for perfection.

12.	Acquisition Documents and Claims

Rights of the Guarantors under the Acquisition Documents shall be assigned or charged.

Notice and acknowledgement of the assignment of the Acquisition Documents will be obtained as a condition precedent to the completion of the Acquisition.

13.	Dispute Resolution

The Facilities Agreements shall contain a dispute resolution mechanism which can be invoked by the Obligors or by the Finance Parties in the event of any dispute between the parties or their respective counsel as to the Agreed Security Principles, their interpretation or application.

14.	Release of Security

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Finance Documents.

SCHEDULE 3

CERTAIN DEFINITIONS

“Cash Consideration” means consideration funded with (a) the Group’s own cash resources, and/or (b) Permitted Financial Indebtedness and/or (c) existing debt in the Target, but, for the avoidance of doubt, shall not include any Equity Contribution provided by the Sponsor or the vendor.

“Joint Venture Investment” means, in respect of a joint venture, the aggregate of:

(a)	all amounts subscribed for shares in, lent to, or invested in such joint venture by any Group Member since the Closing Date which has not been redeemed or repaid;

(b)	the contingent liabilities assumed by any Group Member under any guarantee given in respect of the liabilities of such joint venture outstanding at any time; and

(c)	the market value of any assets transferred by any Group Member to such joint venture since the Closing Date,

provided that, for the avoidance of doubt, in respect of a joint venture which (x) subsequently becomes a Group Member or (y) the share of the Group in such joint venture which is disposed of, the Joint Venture Investment which was attributable to such joint venture shall be deemed to have never been made, with the aggregate Joint Venture Investments being reduced accordingly.

“New Equity” means the proceeds of a subscription for shares in the Company or any other form of equity contribution to the Company (provided that in each case it is fully paid and issued and, in the case of redeemable shares, the redemption date is after the maturity of the Facilities).

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	any acquisition which constitutes, or is part of or made in connection with, a Permitted Disposal, a Permitted Share Issue or a Permitted Transaction;

(c)	the acquisition of the outstanding minority stake in any Group Member which is not a wholly owned subsidiary, provided that, if the other shares in that Group Member (which are already held by a Group Member) are subject to security in favour of the Finance Parties, the minority shares so acquired will also become subject to such security;

(d)	an acquisition of securities which are cash equivalent investments;

(e)	the joint ventures previously identified by the Company to the Arranger or its affiliates prior to signing the Commitment Letter up to the maximum amount in respect thereof identified to the Arranger;

(f)	the entry into any joint venture by way of the acquisition of a 50% share or minority share in a joint venture vehicle whose business is substantially the same as or complementary to that carried on by the Group provided that the aggregate Joint Venture Investment does not exceed US$2,000,000 in any financial year of the Company or is funded from Retained Excess Cashflow or Retained Net Proceeds; and/or additional shareholder funding which has not otherwise been applied in accordance with any relevant provision of this Term Sheet (or is funded partly by using the basket and partly from these sources);

(g)	any other acquisitions of, or investments in, related businesses provided that the aggregate Cash Consideration for all such acquisitions does not exceed US$1,000,000 in any Financial Year of the Company, and further provided that:

(i)	at the time of such acquisition no Event of Default has occurred and is continuing or would occur as a result of making that acquisition;

(ii)	substantially all of the business to be acquired is of the same type as that carried on by a Material Company;

(iii)	if the acquisition is by way of shares, it will result in at least 50.1 per cent. of the issued share capital of the business being held by a Group Member provided that:

(A)	such shares have the right to cast at least 51 per cent. of the votes capable of being cast in general meetings of the target business;

(B)	the Group Member acquiring the business has the right to determine the composition of a majority of the board of directors (or like body) of the target business; and

(C)	no Group Member enters into any arrangements (other than under the Finance Documents) which restricts the ability of the target business to make loans, transfer assets or make any payments of dividends, distributions of income or other amounts;

(iv)	if the acquisition is by way of assets, it is of all or substantially all of the assets of the business which is proposed to be acquired;

(v)	the acquisition takes place on arm’s length terms;

(vi)	the business being acquired does not have any material contingent liabilities unless such liabilities are indemnified by the relevant seller of the business, insured against or otherwise covered in each case on terms acceptable to the Majority Lenders (acting reasonably); and

(vii)	the acquisition is of an entity with positive EBITDA (calculated on a pro forma basis taking into account relevant synergy benefits as confirmed by the Company’s auditors as being reasonably anticipated to be achievable within 12 months of the acquisition as a result of the acquisition);

(viii)	the Company delivers to the Facility Agent a certificate prior to the closing date of the acquisition which demonstrates that for the next two test dates, the financial covenants will be respected including the target on a pro forma basis; and

(ix)	the Company has provided reasonable details of such acquisition; and

(h)	any acquisition to which the Majority Lenders have provided their written consent.

“Permitted Disposal” means any sale, lease, licence, transfer, surrender, loan or other disposal:

(a)	made in the ordinary course of day to day business of the disposing entity;

(b)	of assets which are obsolete, redundant or otherwise not required for the efficient operation of the business of the Group;

(c)	of an asset from (x) an Offshore Group Member to another Offshore Group Member (which is an Obligor if the entity disposing of the asset was an Obligor and which provides the Offshore Facility Agent with equivalent security), (y) an Onshore Group Member to a Group Member or (z) an Offshore Group Member to an Offshore Group Member that is not an Obligor or to an Onshore Group Member, provided that the aggregate consideration for all disposals made under this sub-paragraph (z) does not exceed US$1,000,000 (or its equivalent in other currencies);

(d)	of assets in exchange for other assets comparable or superior as to type, value or quality;

(e)	of cash or cash equivalent investments for cash, or in exchange for other cash equivalent investments;

(f)	constituted by a licence or other disposal of intellectual property rights for fair market value;

(g)	disposals of rights relating to treasury transactions;

(h)	constituting a permitted Joint Venture Investment or of an interest in a joint venture to the extent required by the terms of the arrangements in relation to that joint venture between the joint venture parties;

(i)	constituting leases, sub leases or licences of real property not required for the ordinary conduct of the business of the Group granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Group;

(j)	required by law or regulation or any order of any government entity made thereunder;

(k)	arising as a result of any Permitted Security or which constitutes, or is part of or made in connection with, a Permitted Distribution, a Permitted Loan, a Permitted Share Issue or a Permitted Transaction;

(l)	of assets which become subject to a lease permitted by paragraph (g) of the definition of Permitted Financial Indebtedness;

(m)	of assets where the value received in cash by any Group Member does not exceed US$500,000 (or its equivalent in other currencies) in aggregate in any financial year of the Company; and

(n)	any disposal to which the Majority Lenders have provided their written consent.

“Permitted Distribution” means a payment by way of dividend, charge, fee or other distribution or payment, repayment of a shareholder loan or payment of interest on a shareholder loan, the making of a loan or the redemption, repurchase, defeasance, retirement or repayment of any share capital or share premium account:

(a)	to the Company or any of its subsidiaries (provided that if the relevant subsidiary is not wholly owned it may make pro rata payments to minority shareholders);

(b)	by the Company:

(i)	(on or after the Closing Date) to the Target to enable the Target to make payments of any Company Option and Vested Company RSU (each as defined in the Merger Agreement);

(ii)	to the Parent to enable the Parent to make payments of any up front fees payable to the Equity Investors or their affiliates as set out in the Funds Flow Statement;

(iii)	of any reasonable professional fees, reasonable office expenses, reasonable administrative expenses or regulatory costs of the Company or of any direct or indirect holding company the principal purpose of which is to hold the Company;

(iv)	of any reasonable directors’ fees payable by the Company or any direct or indirect holding company the principal purpose of which is to hold the Company;

(v)	of fees, costs and expenses relating to the Acquisition payable by the Company or any direct or indirect holding company the principal purpose of which is to hold the Company, as set out in the Funds Flow Statement;

(vi)	of any taxes payable by the Company or of any direct or indirect holding company the principal purpose of which is to hold the Company solely to the extent attributable to the assets or operations of the Group;

(vii)	to departing managers, directors or officers in accordance with the terms of their service contracts or to purchase, or to any direct or indirect holding company the principal purpose of which is to hold the Company to fund its purchase of, any of such departing manager’s, director’s or officer’s investment in any holding company or the Company and to make other compensation payments to departing management; and

(viii)	in each of its financial years for an amount not exceeding US$1,000,000 insofar as it is paid out of Retained Excess Cashflow;

(c)	by any Group Member constituting, or made pursuant to or in connection with, a Permitted Transaction;

(d)	by any Onshore Group Member of any RCA (as defined in the Merger Agreement); and

(e)	any distribution to which the Majority Lenders have provided their written consent.

“Permitted Equity Contribution” means:

(a)	New Equity; and

(b)	Subordinated Debt.

“Permitted Financial Indebtedness” means financial indebtedness:

(a)	constituting, or arising under or in connection with, a Permitted Transaction or arising under a Permitted Loan, a Permitted Guarantee, a Permitted Equity Contribution or a permitted treasury transaction;

(b)	to the extent covered by a letter of credit or guarantee issued under the Revolving Facilities;

(c)	arising under any shareholder loan documents in each case as in force on the date of the Finance Documents and subject always to the terms of the Finance Documents and any additional shareholder loan documents provided that the debt outstanding thereunder is subordinated to the amounts payable under the Finance Documents at least to the same extent as the amounts advanced under shareholder loans at the Closing Date;

(d)	arising under any overdraft or other fluctuating debit balances or on demand short term loans on accounts of any Group Member with any bank on a net balance basis and/or any guarantee in respect of such debit balances or on demand short term loans, where the debit balances or on demand short term loans representing that borrowing are offset by credit balances on other accounts maintained with the relevant bank;

(e)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of utilisations made in optional currencies, but not a foreign exchange transaction for investment or speculative purposes;

(f)	arising under the following contracts (the “Existing Contracts”) (including any renewal, extension, refinancing or replacement of such contracts on substantially the same or similar terms):

(i)	banking facilities letter dated 30 September 2011 between Standard Chartered Bank (Hong Kong) Limited and each of ShangPharma Corporation, China Gateway Life Science (Holdings) Limited and ChemExplorer Company Limited; and

(ii)	working capital and letter of credit facilities in an aggregate principal amount of RMB70,000,000 to be provided by China Merchants Bank to Shanghai ChemPartner Co., Ltd. under a facility agreement to be entered into between the parties thereto.

(g)	under finance or capital leases (including any property finance leases but excluding any operating property leases), provided that the aggregate capital value of all such items so leased under outstanding leases by Group Members does not exceed US$1,500,000 (or its equivalent in other currencies) at any time;

(h)	of any person acquired by a Group Member after the Closing Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of four months following the date of acquisition;

(i)	arising under any working capital facility provided to an Onshore Group Member (an “Onshore Working Capital Facility”), provided that:

(i)	the aggregate principal amount that may be borrowed under the Onshore Working Capital Facility is US$5,000,000;

(ii)	the Onshore Working Capital Facility can only be used for working capital purposes (including the refinancing of amounts outstanding under existing working capital facilities borrowed by the relevant Onshore Group Member);

(iii)	the aggregate principal amount outstanding under the Term Facilities is no greater than US$15,000,000;

(iv)	the Leverage Ratio as at the most recent test date (assuming that debt for this purpose includes the maximum amount which can be advanced under the Onshore Working Capital Facility) on a pro forma basis is less than 1.50 : 1;

(v)	the Onshore Working Capital Facility is unsecured (unless it is provided by the Arranger and/or its affiliates);

(j)	representing deferred consideration which exists pursuant to agreements entered into by any member of the Target Group prior to the Closing Date; and

(k)	any financial indebtedness to which the Majority Lenders have provided their written consent.

“Permitted Guarantee” means:

(a)	a guarantee arising under the Finance Documents;

(b)	the endorsement of negotiable instruments in the ordinary course of day to day business;

(c)	any guarantee by any Group Member of the obligations of any other Group Member (not constituting Financial Indebtedness) for the benefit of trade creditors of such other Group Member in the ordinary course of day to day business;

(d)	any performance or similar bond guaranteeing performance by a Group Member (or counter-indemnifying any financial institution which has guaranteed such performance) under any contract entered into in the ordinary course of day to day business;

(e)	any guarantee (including any comfort letters) which constitutes a Joint Venture Investment, a permitted treasury transaction, or Permitted Financial Indebtedness, granted in connection with a Permitted Disposal (provided that the value of the guarantee does not exceed the value received by the Group in connection with that Permitted Disposal), or constituting, or given pursuant to or in connection with, a Permitted Transaction;

(f)	a guarantee given as part of netting, cash pooling, set off or cash management arrangements which are Permitted Security;

(g)	a guarantee by (x) a member of the Target Group existing at the Closing Date or (y) a person acquired pursuant to a Permitted Acquisition and existing at the time of that Permitted Acquisition;

(h)	a guarantee required to be given under tax or corporate law legislation;

(i)	any guarantee, bond or indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which guarantee, bond or indemnity is in customary form or subject to customary limitations;

(j)	a guarantee or indemnity given in favour of directors and officers of any Group Member in respect of their functions as such and in customary form and scope;

(k)	any guarantee that is mandatorily required by law and given by a Group Member in respect of any pension schemes operated by Group Members;

(l)	rental guarantees in favour of landlords for properties leased by a Group Member in the ordinary course of day to day business;

(m)	customary guarantees and indemnities given in commitment, mandate and other similar engagement letters;

(n)	any guarantee by (x) an Offshore Group Member of the obligations of another Offshore Group Member (which is an Obligor if the entity giving the guarantee is an Obligor), (y) an Onshore Group Member of the obligations of a Group Member (provided that no upstream guarantees shall be provided by any Onshore Group Member) or (z) an Offshore Group Member of the obligations of an Offshore Group Member that is not an Obligor or of the obligations of an Onshore Group Member, provided that the aggregate principal amount of all such guarantees under this sub-paragraph (z) does not exceed US$1,000,000 (or its equivalent in other currencies);

(o)	any other guarantee or indemnity not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed US$500,000 (or its equivalent) in aggregate for the Group at any time; and

(p)	any guarantee to which the Majority Lenders have provided their written consent.

“Permitted Loan” means:

(a)	trade credit or loans made in the ordinary course of day to day business;

(b)	any loan which constitutes a Joint Venture Investment, represents deferred consideration for a Permitted Disposal (provided that it represents no more than 25% of the total consideration for that Permitted Disposal), is financial indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (a) of that definition) or a loan which constitutes, or is made pursuant to or in connection with, a Permitted Transaction;

(c)	any loan (i) existing at the Closing Date and made by any member of the Target Group or (ii) existing at the time of acquisition of any company acquired pursuant to a Permitted Acquisition and made by that company or its subsidiaries;

(d)	loans or credit in connection with management or employee incentive or remuneration arrangements subject to a limit of US$500,000 (or its equivalent in other currencies) in aggregate at any one time;

(e)	loans made in connection with cash pooling, cash management, netting or set-off arrangements which are Permitted Security;

(f)	loans made to fund a Permitted Distribution;

(g)	loans to employees of the Group not exceeding US$500,000 (or its equivalent in other currencies) in aggregate at any one time;

(h)	loans required to be made by mandatory provisions of law;

(i)	any structural intra-group loan made by the Company to the Merger Sub;

(j)	loans made by (x) an Offshore Group Member to another Offshore Group Member (which is an Obligor if the entity making the loan as lender is an Obligor), (y) an Onshore Group Member to a Group Member or (z) an Offshore Group Member to an Offshore Group Member that is not an Obligor or to an Onshore Group Member, provided that the aggregate principal amount of the loans made under this sub-paragraph (z) does not exceed US$1,000,000 (or its equivalent in other currencies);

(k)	a loan made by a Group Member to any employee benefit trust or similar entity for the purpose of funding the acquisition of shares pursuant to an employee share ownership plan;

(l)	any loan to which the Majority Lenders have provided their written consent; and

(m)	any other loan so long as the aggregate amount of all such loans does not exceed US$500,000 (or its equivalent) at any time.

“Permitted Reorganisation” means any reorganisation, amalgamation, merger, consolidation, combination, dissolution or corporate reconstruction (for the purposes of this definition, each a reorganisation) of any Group Member with or into another Group Member (including, without limitation, pursuant to a liquidation or winding up):

(a)	where the Group’s share of the assets of that Group Member remain within the Group and:

(i)	if the relevant Group Member was the Company, the Company remains the surviving entity, and if the relevant Group Member was an Obligor immediately prior to such reorganisation being implemented, all of the assets of that Group Member are retained and all liabilities and obligations of such Group Member under the Finance Documents are assumed (as confirmed by a legal opinion acceptable to the Agent (acting reasonably)) by one or more other Obligors (except to the extent otherwise constituting a Permitted Disposal); and

(ii)	if the relevant Group Member was a Guarantor or its assets were subject to security in favour of the Finance Parties, in each case, immediately prior to such reorganisation, the Finance Parties will receive (subject to the Agreed Security Principles) a guarantee from it (or its successor and, if a new holding company is inserted as part of such reorganisation, from such holding company) and, as the case may be, security over those assets after such reorganisation; and

(iii)	if the shares in it were subject to security in favour of the Finance Parties immediately prior to such reorganisation, the Finance Parties will receive (subject to the Agreed Security Principles) security over those shares (or over the shares in its successor and, if a new holding company is inserted as part of such reorganisation, over the shares in such holding company) after such reorganisation;

(b)	where a Group Member which is not an Obligor is being dissolved or liquidated and its assets (after payment of creditors) are passed up to its holding company;

(c)	described in the Structure Memorandum; or

(d)	permitted by the relevant Majority Lenders (acting reasonably),

provided that, in the case of a liquidation, dissolution or winding up, the Finance Parties shall release the Group Member to be so liquidated, dissolved or wound up from its obligations (other than as a borrower) under the Finance Documents immediately prior to such liquidation, dissolution or winding up to the extent necessary for that liquidation, dissolution or winding up to proceed on a solvent basis.

“Permitted Security” means security or quasi-security:

(a)	arising by operation of law or agreement of similar effect or in the ordinary course of day to day business;

(b)	in respect of taxes or charges which are being contested in good faith and adequate reserves have been created;

(c)	arising under, or evidenced by, a Finance Document or which constitutes, or arises pursuant to or in connection with, a Permitted Transaction, including cash collateral to secure obligations under the Finance Documents and blocked accounts;

(d)	over goods and documents of title created in the ordinary course of documentary credit transactions;

(e)	existing at the Closing Date, so long as the security or quasi-security is irrevocably removed or discharged by the end of the Clean-up Period to the extent not otherwise permitted;

(f)	granted in respect of permitted indebtedness under the Existing Contracts to the extent that they are secured as at the Closing Date;

(g)	any netting or set off arrangement under a permitted hedging agreement or treasury transaction;

(h)	relating to legal proceedings that are discharged or stayed within 30 days or otherwise being contested in good faith;

(i)	over shares in joint ventures to secure obligations to the other joint venture partners which is required to be provided by the terms of the relevant joint venture agreement;

(j)	any cash pooling, netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Member;

(k)	over or affecting any asset acquired by a Group Member after the Closing Date if:

(i)	the security or quasi-security was not created in contemplation of the acquisition of that asset by that Group Member;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that Group Member; and

(iii)	the security or quasi-security is removed or discharged within four months of the date of acquisition of such asset;

(l)	over or affecting any asset of any company which becomes a Group Member after the Closing Date, where the security or quasi-security is created prior to the date on which that company becomes a Group Member if:

(i)	the security or quasi-security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the security or quasi-security is removed or discharged within four months of that company becoming a Group Member;

(m)	arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Member under the supplier’s standard terms of business and not due to any default by any member of the Group;

(n)	over any rental deposits for up to 12 months in respect of a property on customary terms;

(o)	any security or quasi-security arising in connection with a disposal which is a Permitted Disposal or arising in connection with a Permitted Acquisition;

(p)	over any cash collateral account maintained by a Group Member in connection with a foreign exchange transaction permitted under the Finance Documents and entered into with a person that is not a Lender, provided that the aggregate amount of all deposits in such accounts for the Group as a whole must not exceed US$1,500,000 at any time;

(q)	created in connection with a foreign exchange transaction permitted under the Finance Documents and entered into with a Lender;

(r)	arising under the deposit deed dated 10 May 2010 between China Gateway Life Science (Holdings) Limited and Citibank, N.A., Hong Kong Branch (the “Existing Security”, including any confirmation, renewal, extension or replacement of such agreements on substantially the same or similar terms with the same counterparty or its affiliates), provided that the aggregate principal amount of all cash collateral which is subject to the Existing Security shall not be greater than the amount of such cash collateral as at the Closing Date;

(s)	created as required under applicable law in connection with workers’ compensation, unemployment insurance, deferred compensation plans or retirement plans for key managers and other types of social security; arising under the standard terms and conditions of clearing bankers of the Group;

(t)	arising as a consequence of any finance or capital lease permitted by the definition of “Permitted Financial Indebtedness” or in favour of any person over equipment carried or used by any Group Member where all or part of that equipment is financed by that person;

(u)	any security to which the Majority Lenders have provided their written consent; and

(v)	securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of security given by any Group Member other than any permitted under paragraphs (a) to (u) above) does not exceed US$500,000 (or its equivalent in other currencies).

“Permitted Share Issue” means an issue of shares:

(a)	to a Group Member pursuant to a Permitted Acquisition;

(b)	by an Onshore Group Member to a Group Member or their directors or other officers or by an Offshore Group Member to another Offshore Group Member or their directors or other officers, in each case to comply with applicable laws or regulations regarding minimum shareholdings;

(c)	by the Company to the Parent, paid for in full in cash upon issue, so long as it does not lead to a Change of Control;

(d)	by a Group Member which is a subsidiary to its immediate holding company (provided that in the case of a Group Member that is an Offshore Group Member, the intermediate holding company is also an Offshore Group Member and in the case of a Group Member that is an Onshore Group Member, the intermediate holding company is a Group Member) where (if the existing shares of the Subsidiary are the subject of the transaction security) the newly-issued shares also become subject to the transaction security on the same terms;

(e)	constituting Permitted Equity Contribution; and

(f)	any shares to which the Majority Lenders have provided their written consent.

“Permitted Transaction” means:

(a)	any disposal required, financial indebtedness incurred, guarantee, indemnity or security or quasi-security given, payment or other transaction arising, under the Finance Documents and the Transaction Documents;

(b)	a Permitted Reorganisation;

(c)	any conversion of an intra-Group loan into share capital of, or a capital contribution to, the borrower of such loan;

(d)	transactions (other than the granting or creation of security or the incurring or permitting to subsist of Financial Indebtedness or any disposal or sale) conducted in the ordinary course of trading on arm’s length terms;

(e)	any merger, transfer or sale of assets (including shares), novation or assumption of liabilities, distribution, dividend, share issuance, borrowing or repayment of indebtedness, payment or other transaction contemplated by the Structure Memorandum, the Acquisition Documents or the Funds Flow Statement prepared in connection with the Acquisition;

(f)	the incorporation by any Group Member of a limited liability company or the purchase of shares in an off the shelf limited liability company which, in each case, becomes a Group Member; and

(g)	any transaction to which the Majority Lenders have provided their written consent.

“Subordinated Debt” means any loans made to the Company which are subordinated to the Facilities on terms that are acceptable to the Facility Agent (acting reasonably).

SCHEDULE 4

FINANCIAL COVENANTS

1.	Financial Condition

a.	Leverage Ratio

(i)	If the Facility B Loan is outstanding on 30 June 2013, the Leverage Ratio in respect of the Relevant Period ending on 30 June 2013 shall not exceed 2.25 : 1; and

(ii)	in any other case, the Leverage Ratio in respect of each Relevant Period ending on each Financial Half Year or Financial Year falling on or after 30 June 2013 shall not exceed 1.75 : 1.

b.	Debt Service Coverage Ratio

The Debt Service Coverage Ratio in respect of each Relevant Period ending on each Financial Half Year or Financial Year falling on or after 30 June 2013 shall not be less than 1.1 : 1.

c.	Interest Coverage Ratio

The Interest Coverage Ratio in respect of each Relevant Period ending on each Financial Half Year or Financial Year falling on or after 30 June 2013 shall not be less than 4.50 : 1.

d.	Minimum Tangible Net Worth

(i)	The Consolidated Tangible Net Worth in respect of the Relevant Periods ending on 30 June and 31 December 2013 shall not be less than US$70,000,000; and

(ii)	the Consolidated Tangible Net Worth in respect of each Relevant Period ending on each Financial Half Year or Financial Year falling after 31 December 2013 shall not be less than US$65,000,000.

e.	Capex

The aggregate Capital Expenditure of the Group (on a consolidated basis) in respect of each Financial Year shall not exceed the amount set out in the second column below opposite that Financial Year set out in the first column below:

Financial Year ending	Amount
2013	US$	20,500,000
2014	US$	20,500,000
2015	US$	22,500,000

If in any Financial Year (the “Original Financial Year”) the aggregate amount of the Capital Expenditure of the Group (on a consolidated basis) is less than the maximum amount permitted for that Original Financial Year (the difference, to the extent it could have been spent in the Original Financial Year without breaching Debt Service Coverage Ratio, being the “Permitted Carry Forward Amount” in respect of the Original Financial Year), then the maximum Capital Expenditure amount for the immediately following Financial Year shall be increased by an amount equal to the Permitted Carry Forward Amount for the Original Financial Year. The Permitted Carry Forward Amount carried forward into the immediately following Financial Year shall be deemed to be spent last in that Financial Year and, if not spent in that Financial Year, shall cease to be available.

2.	Financial Definitions

In this agreement:

“Accounting Reference Date” means 31 December in each calendar year.

“Borrowings” means, at any time, on a consolidated basis the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of Group Members for or in respect of Financial Indebtedness (other than Financial Indebtedness arising in respect of any treasury transaction).

“Business Acquisition” means the acquisition of any shares or securities in any person or any business or undertaking (or, in each case, any interest in any of them but excluding any acquisition of cash equivalents) or the incorporation of any company.

“Capital Expenditure” means any expenditure by the Group or obligations in respect of capital expenditure which would be treated as capital expenditure in accordance with US GAAP or IFRS (and including, without limitation, the capital element of any expenditure or obligation incurred in connection with a Finance Lease) but excluding (without double-counting):

(a)	capital expenditure financed by New Shareholder Injections, excluded acquisition proceeds, excluded disposal proceeds, excluded insurance proceeds, Retained Net Proceeds and/or Retained Excess Cashflow which (in each case) is/are received by Group Members from persons that are not Group Members and not applied towards any other purpose; and

(b)	any payment of the consideration for Permitted Acquisitions.

“Consolidated Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Member with a reputable bank or financial institution and to which a Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(a)	that cash is repayable by such bank upon demand or within 90 days after the relevant date of determination;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness (other than indebtedness constituting Borrowings) of any Group Member or of any other person whatsoever or on the satisfaction of any other condition (except any requirements or conditions relating to the repatriation of cash pursuant to paragraph (d) below); and

(c)	there is no security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by Group Members in the ordinary course of their banking arrangements or securing the indebtedness included in the calculation of Borrowings.

“Consolidated Cash Flow” means the Consolidated EBITDA for any Relevant Period:

(a)	after deducting any changes in Consolidated Working Capital (positive if there is an increase in working capital, and negative if there is a reduction in working capital) such Relevant Period;

(b)	after deducting any amount paid in cash in respect of tax by the Group during such Relevant Period;

(c)	adding amounts received in cash in respect of any credit or rebate of tax received by the Group during such Relevant Period; and

(d)	adding Consolidated Cash at the beginning of such Relevant Period.

“Consolidated EBIT” means, in respect of any period, the consolidated operating profit of the Group before taxation:

(a)	before deducting any Consolidated Finance Charges;

(b)	not including any accrued interest owing to any Group Member;

(c)	before taking into account any Exceptional Items;

(d)	before deducting any acquisition costs related to the Acquisition;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Member which is attributable to minority interests in such Group Member that are not directly or indirectly held by a Group Member;

(f)	after deducting the amount of any profit of any person (which is not a Group Member but in which a Group Member has any ownership interest) to the extent that the amount of such profit included in the financial statements of the Group for that period exceeds the amount actually received in cash by Group Members through distributions by such person during that period;

(g)	before taking into account any unrealised gains or losses on any derivative instrument or other financial instrument (other than any derivative or other financial instrument that is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset;

(i)	before deducting any costs attributable to any post-employment benefit scheme (other than current service costs);

(j)	excluding any non-cash charge to profit represented by the expensing of stock options pursuant to employee stock option schemes of the Group;

(k)	before taking into account the profit or loss of any discontinued operations of the Group;

(l)	before deducting the costs of any monitoring, management or advisory fees payable by any Group Member (constituting a Permitted Distribution);

(m)	before deducting any Restructuring Costs incurred subject to a maximum aggregate amount of US$1,000,000 in any Financial Year (the “Permitted Restructuring Amount”); and

(n)	before deducting any loss or cost (including business interruption) which is recovered by the applicable Group Member under an existing insurance policy, warranty or indemnity, provided that if such loss or cost is recoverable (but not yet recovered during that period) by the applicable Group Member under an existing insurance policy, warranty or indemnity, then such loss or cost shall be taken into account to the extent that such loss or cost would, in accordance with US GAAP or IFRS, be treated as an operating loss of such Group Member for that period and shall not be taken into account to the extent that such loss or cost would not, in accordance with US GAAP or IFRS, be treated as an operating loss of such Group Member for that period, in each case, to the extent otherwise added, deducted or taken into account, as the case may be, for the purposes of determining consolidated operating profits of the Group before taxation.

“Consolidated EBITDA” means, in respect of any period and without double counting, Consolidated EBIT of the Group for that period after adding back any amount attributable to the consolidated amortisation, depreciation or impairment of assets of the Group (each as defined by reference to the consolidated audited financial statements of the Group).

“Consolidated Finance Charges” means, for any period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings accruing or incurred (whether paid, payable or capitalised) by any Group Member (calculated on a consolidated basis) in respect of that period:

(a)	excluding any acquisition costs in respect of the Acquisition (for the avoidance of doubt acquisition costs include any fees payable on drawdown in respect of the Facilities);

(b)	provided that any fees (other than any fees in respect of the Facilities payable on drawdown) in respect of any Borrowing shall be amortised on a straight line basis over the average life of such Borrowing and the corresponding portion of such amortisation that is attributable to that period shall be included;

(c)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(d)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any Group Member under any interest rate hedging arrangement;

(e)	(if a joint venture is accounted for on a proportionate consolidation basis) after adding the Group’s share (calculated based on the Group’s direct or indirect interest in such joint venture) of such interest, commission, fees, discounts, prepayment fees, premiums, charges or other finance payments of that joint venture for that period; and

(f)	taking no account of any unrealised gains or losses on any derivative instruments,

and so that no amount shall be added (or deducted) more than once.

“Consolidated Net Finance Charges” means, for any period, the Consolidated Finance Charges for that period after deducting any interest payable by any person (that is not a Group Member) in that period to any Group Member (calculated on a consolidated basis) on any cash or cash equivalents.

“Consolidated Tangible Net Worth” means, as at any particular time, with respect to the Group on a consolidated basis, the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company;

(b)	the amount standing to the credit of the reserves of the Group, including any amount credited to the share premium account;

(c)	any non cash charges (including any share based compensation); and

(d)	an amount agreed between the parties prior to the date of signing the Commitment Letter,

less (but without double counting) any amount included in the above which is attributable to:

(i)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group;

(ii)	(to the extent included) amounts set aside for tax;

(iii)	any amount in respect of or attributable to any interest of any person (that is not a Group Member) in any subsidiaries of the Company; and

(iv)	any dividend or other distribution declared, recommended or made by any Group Member to the extent that such dividend or distribution is payable to a person who is not a Group Member and to the extent that such distribution is not provided for in the most recent consolidated financial statements of the Group.

“Consolidated Total Debt” means, at any time, the aggregate amount of all obligations of the Group Members for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other Group Member;

(b)	excluding any such obligations in respect of any New Shareholder Injections or equity contributions, which obligations are subordinated to the secured obligations in a manner reasonably satisfactory to the Facility Agent; and

(c)	including, in the case of Finance Leases only, their capitalised value,

and so that no amount shall be included or excluded more than once.

“Consolidated Total Debt Service” means, in respect of any period, the aggregate of:

(a)	all amounts of principal, interest and fees paid or due and payable under the Facilities for that period; and

(b)	any other required payment or repayment (whether of principal, interest (including capitalized interest and any interest pertaining to financial leases), fees or otherwise) under or in relation to any other Consolidated Total Debt, and so that no amount shall be added (or deducted) more than once.

“Consolidated Working Capital” means, on any date, Current Assets less Current Liabilities as at such date.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each Group Member including prepayments in relation to operating items and sundry debtors (but excluding cash and cash equivalent investments) maturing or expected to be realised within 12 months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any Group Member.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each Group Member falling due or expected to be settled within 12 months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends and distributions declared but not paid by a Group Member in favour of a person that is not a Group Member.

“Debt Service Coverage Ratio” means, in relation to any period, the ratio of Consolidated Cashflow to Consolidated Total Debt Service.

“Exceptional Items” means any exceptional, unusual, one-off, non-recurring or extraordinary items.

“Excess Cashflow” means Consolidated EBITDA for a Financial Year after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Consolidated Working Capital for that Financial Year;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Financial Year in respect of any Exceptional Items not already taken account of in calculating Consolidated EBITDA for such Financial Year (other than, in the case of cash receipts, Net Proceeds of any Relevant Event);

(c)	adding the amount of any cash receipts during that Financial Year in respect of any tax rebates or credits and deducting the amount actually paid or due and payable in respect of taxes during that Financial Year by any Group Member;

(d)	adding (to the extent not already taken into account in determining Consolidated EBITDA) the amount of any dividends or other profit distributions received in cash by any Group Member during that Financial Year from any entity which is itself not a Group Member and deducting (to the extent not already deducted in determining Consolidated EBITDA) the amount of any dividends or other profit distributions paid in cash during that Financial Year to minority shareholders in Group Members;

(e)	adding the amount of any cash paid to a Group Member in that Financial Year by any joint venture (that is not a Group Member), including by way of repayment of any loan;

(f)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing Consolidated EBITDA of that Financial Year;

(g)	deducting the amount of any Capital Expenditure actually made during that Financial Year by Group Members (on a consolidated basis) and the aggregate of any Cash Consideration paid for, or the cash cost of, any Business Acquisitions and Joint Venture Investments (in each case that are Permitted Acquisitions) in cash (in each case) paid by Group Members (on a consolidated basis) to any person that is not a Group Member during that Financial Year, except (in each case) to the extent funded from:

(i)	Retained Net Proceeds;

(ii)	Retained Excess Cashflow;

(iii)	New Shareholder Injections; or

(iv)	the proceeds of Finance Leases and other Permitted Financial Indebtedness (including without limitation the Revolving Facility Loans) incurred by any Group Member from a person (that is not a Group Member);

(h)	deducting Consolidated Total Debt Service for that Financial Year;

(i)	deducting the aggregate amount of any voluntary prepayments of the Term Loans made under this Agreement during that Financial Year;

(j)	deducting the amount (if any) by which the Permitted Carry Forward Amount for that Financial Year (if any) exceeds the aggregate amount deducted (pursuant to this paragraph (j)) in the calculation of Excess Cashflow for the previous Financial Year(s);

(k)	deducting (to the extent not otherwise deducted in the calculation of Consolidated EBITDA) cash cost attributable to any post-employment benefit scheme during that Financial Year;

(l)	deducting (to the extent not otherwise deducted in the calculation of Consolidated EBITDA) any monitoring, management or advisory fees paid in cash by a Group Member to a person that is not a Group Member during that Financial Year (which fees constitute Permitted Distributions);

(m)	deducting the Permitted Restructuring Amount for that Financial Year;

(n)	deducting payments made by any Onshore Group Member in respect of any RCA (as defined in the Merger Agreement);

(o)	deducting any amount which Group Members (on a consolidated basis) are contractually committed to pay (to persons that are not Group Members) for a Permitted Acquisition within three Months of the start of the following Financial Year, provided that to the extent that any such amount so deducted in the calculation of Excess Cashflow for any Financial Year is not so paid in respect of the applicable Permitted Acquisition within such period in such following Financial Year, such amount shall be added to Excess Cashflow for such following Financial Year; and

(p)	deducting (without duplication) any contributions made by Group Members (that are established or incorporated in the PRC) towards their respective statutory reserve funds out of the after-tax profits of such Group Members for that Financial Year, provided that such contributions are made in accordance with the articles of association of such Group Members and do not (except to the extent mandatorily required by law) in aggregate exceed 10% of the after-tax profits of such Group Members for that Financial Year, and so that no amount shall be added (or deducted) more than once.

“Finance Leases” means leases or hire purchase contracts which would, in accordance with US GAAP or IFRS, be treated as finance or capital leases.

“Financial Half-Year” means the semi-annual accounting period of the Group ending on 30 June in any year.

“Financial Quarter” means the quarterly accounting period of the Group ending on 31 March, 30 June, 31 September or 31 December in any year.

“Financial Year” means the annual accounting period of the Group ending on an Accounting Reference Date.

“Interest Coverage Ratio” means, in respect of any period, the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of that period.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Total Debt as at the end of such Relevant Period to Consolidated EBITDA for such Relevant Period.

“Net Proceeds” means in relation to any disposal, claim, recovery or transaction, the total consideration received in cash in respect of that disposal, claim, recovery or transaction but after deduction of:

(a)	the amount of any tax incurred or properly reserved by any Group Member in respect of, and any amount received under any tax indemnity relating to;

(b)	(only in the case of a disposal of any asset by any Group Member) Restructuring Costs reasonably incurred by any Group Member (in favour of persons that are not Obligors or Group Members) in preparation of such asset for such disposal;

(c)	fees, commissions, costs and expenses reasonably incurred by any Group Member (in favour of persons that are not Obligors or Group Members) in effecting or making;

(d)	(only in the case of any disposal by any Group Member) any amount required to be paid to any person (other than an Obligor or a Group Member) to discharge:

(i)	any indebtedness in respect of Borrowings incurred by any Group Member (the proceeds of which Borrowings are applied towards the funding of the original acquisition by any Group Member of the applicable asset that is the subject of such disposal, or the refinancing thereof) which falls due on;

(ii)	any security over the asset (that is the subject of such disposal) that is required to be discharged upon; and/or

(iii)	any guarantee or security granted by any Group Member in respect of any indebtedness of any person (that is the subject of such disposal and that will cease to be a Group Member) upon; and

(e)	(only in the case of a disposal or a claim under any acquisition document or in respect of any report) all provisions properly made in relation to potential indemnity, warranty, post-closing adjustment and similar claims or other reasonably anticipated liabilities (in each case constituting liabilities of Group Members to persons other than Obligors and Group Members) in connection with, the relevant disposal, claim, recovery, or transaction.

“New Shareholder Injections” means the aggregate amount received by the Company in cash from the Parent in respect of any Permitted Equity Contributions.

“Relevant Period” means each period of four consecutive Financial Quarters ending on the last day of any Financial Half Year or Financial Year.

“Restructuring” means any facility closure, severance, business interruption, relocation, cost-cutting measures or other restructuring of all or any part of the Group.

“Restructuring Costs” means cash costs incurred in connection with any Restructuring (in each case to the extent that they are non-recurring or exceptional in nature).

“Retained Excess Cashflow” means Excess Cashflow for a previous Financial Year which is not required to be applied in making any prepayment under the Facilities Agreements and has not been allocated for any other purpose.

“Retained Net Proceeds” means Net Proceeds received by the Group from any person that is not a Group Member in respect of any disposal (by any Group Member in favour of a person that is not a Group Member), insurance claim under any insurance maintained by any Group Member, claim against the vendor or any of its affiliates (or any employee, officer or adviser thereof) in relation to the acquisition documents or claim against the provider of any report (in its capacity of provider of that report) (each a “Relevant Event”) which are not required to be applied in prepayment under the Facilities Agreements (including amounts available for re-investment).